UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Dean Foods Company

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NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

OF DEAN FOODS COMPANY

Date:	May 13, 2015
Time:	10:00 a.m. Central time
Location:	Dallas Museum of Art, 1717 North Harwood, Dallas, Texas 75201

Items of	1. To elect as directors the eight nominees named in the attached Proxy Statement.
Business:	2. To ratify the selection of Deloitte & Touche LLP as our independent auditor for 2015.
3. To hold a non-binding advisory vote to approve our executive compensation.
4. To vote on one stockholder proposal, if properly presented at the meeting.
5. To transact any other business that is properly brought before the meeting.

Webcast:	If you cannot attend the 2015 Annual Meeting in person, we invite you to join a live webcast of the meeting at www.deanfoods.com.

Who May Vote:	Stockholders of record as of the close of business on March 18, 2015 are eligible to vote at the 2015 Annual Meeting and at any postponements or adjournments thereof.

How to Vote:	Please cast your vote by telephone or over the Internet as described in our Proxy Statement and in the Notice of Internet Availability of Proxy Materials. If you requested a copy of the proxy/voting instruction card by mail, you may mark, sign, date and return the proxy/voting instruction card in the envelope provided.

Date of Distribution:	On or about April 1, 2015, we will begin mailing our Notice of Internet Availability of Proxy Materials and any paper copies of our Proxy Statement with related proxy/voting instruction cards.

Electronic Availability of Materials:	The Company’s Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2014 are available at www.viewproxy.com/deanfoods/2015. These documents are also posted on our website at www.deanfoods.com.

Date: April 1, 2015	By order of the Board of Directors,

Marc L. Kesselman
Executive Vice President, General Counsel,
Corporate Secretary and Government Affairs

Your vote is very important to us. Whether or not you plan to attend the meeting in person, we encourage you to vote promptly so that your shares will be represented at the Annual Meeting.

Unless otherwise noted, all numbers of shares or share prices relating to our common stock in this Proxy Statement reflect the August 2013 Reverse Stock Split and all numbers of shares or units and corresponding prices related to equity awards granted prior to the WhiteWave Spin-Off have been adjusted to preserve the pre-spin intrinsic value of the award.

YOU ARE INVITED

April 1, 2015

Dear Fellow Stockholders,

We hope that you will attend our Annual Meeting of Stockholders on May 13, 2015. At the Annual Meeting, after we vote on the proposals described in this Proxy Statement, we will present a brief report on our 2014 results and an update on our business. As always, we will conclude the meeting by inviting you to ask questions and make comments. For your convenience, we will present a live webcast of the meeting, which you can access through our website at www.deanfoods.com under Investor Relations.

If you have questions regarding any of the matters contained in this Proxy Statement, please contact our Investor Relations Department at 800.431.9214. We thank you for your continued support of Dean Foods, and we look forward to seeing you at the 2015 Annual Meeting.

Sincerely,

Gregg A. Tanner

Chief Executive Officer and Director

Tom C. Davis

Non-Executive Chairman of the Board

PROXY SUMMARY

Below is a summary that highlights information contained elsewhere in this Proxy Statement. Please refer to the complete Proxy Statement before you cast your vote.

Please refer to the Definitions on pages 85 and 86 for the meaning of certain terms used in this summary and the rest of this Proxy Statement.

2015 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	May 13, 2015 at 10:00 a.m.
Location:	Dallas Museum of Art, 1717 North Harwood, Dallas, Texas 75201
Record Date:

March 18, 2015

If you were a stockholder of record of the Company as of the close of business on March 18, 2015, you are entitled to vote at the 2015 Annual Meeting and any adjournments or postponements of the meeting.

VOTING MATTERS AND BOARD RECOMMENDATIONS

	Board Recommendation	Page Reference

Election of Directors	FOR each Director Nominee	15
Ratification of Selection of Independent Auditor	FOR	37
Non-Binding Advisory Vote on Executive Compensation	FOR	41
Stockholder Proposal on GMO Reporting	AGAINST	80

GOVERNANCE OF THE COMPANY (page 25)

Recent Initiatives

Stockholder Engagement. The Company’s relationship with its stockholders is a critical part of our corporate governance profile, and we recognize the value of taking their views into account. In 2014, we reached out to stockholders representing approximately 75% of the outstanding common stock of the Company and invited them to speak with us regarding our corporate governance practices. In response, we spoke with or received input from a number of our stockholders (including 5 of the 10 largest holders of the Company’s equity) concerning several topics, including governance organization, governance strengths, and recent and proposed governance enhancements. In addition, we sought feedback/input from stockholders regarding our responses to stockholder input regarding the change in control provisions in our equity incentive plans. Our engagement efforts resulted in our receiving valuable feedback from stockholders that informed our decisions and governance strategy.

Elimination of a Modified Single Trigger in our Equity Plan. At the 2014 Meeting, a stockholder proposal to limit accelerated vesting of equity awards in connection with a change in control of our Company was passed by our stockholders. Following the vote, as discussed above, the Company engaged in extensive dialogue with our stockholders to better understand their concerns and develop an appropriate response. Based on this feedback, in November 2014, our Board amended the 2007 Plan to provide for a “double-trigger” change in control vesting provision with respect to equity awards granted after 2014. Awards granted under the 2007 Plan after 2014 will not become vested and payable upon the occurrence of a change in control (as defined in the 2007 Plan), so long as the awards continue in effect on terms that are no less favorable than were applicable immediately prior to the change in control. Awards granted prior to 2015 will continue to vest and, subject to compliance with Section 409A of the Internal Revenue Code, become payable or exercisable upon a change in control, as provided in accordance with the terms of those awards as originally granted.

Political Contributions Policy. At the 2014 Annual Meeting, a stockholder proposal was presented asking the Company to provide a report, updated semiannually, disclosing the Company’s policies and procedures for making political contributions and expenditures and detailed information regarding such contributions and expenditures. The proposal was not approved by the stockholders, but received approximately 41% of the votes present and entitled to vote. In light of stockholder support for the proposal, in August 2014, the Governance Committee adopted a Political Contributions and Lobbying Disclosure Policy formalizing oversight of the Company’s practices and providing disclosures about the Company’s political spending and trade association memberships. The Policy and the Company’s reports thereunder are available on our website.

Governance Features
Size of Board	8
Number of Independent Directors	7
Committee Independence – Independent Directors on Audit, Compensation, Nominating/Corporate Governance	100%
Separate Chairman and CEO Roles	✓
Independent Chairman or Lead Director	✓
Annual Election of All Directors	✓
Majority Voting for Directors in Uncontested Elections	✓
Executive Sessions of Independent Directors at Each Regularly Scheduled Board Meeting	✓
Robust Stock Ownership Guidelines for Directors and Executive Officers	✓
Directors and Executive Officers Prohibited from Pledging/Hedging Company Shares	✓
Stockholders May Act by Written Consent	✓

EXECUTIVE COMPENSATION (page 45)

This Proxy Statement contains information about the Company’s executive compensation programs. Detailed information regarding our compensation programs, practices and philosophy can be found in the Compensation Discussion and Analysis beginning on page 45 and the compensation tables starting on page 65.

To ensure that management’s interests are aligned with those of our stockholders and to motivate and reward individual initiative and effort, we emphasize a pay-for-performance compensation philosophy so that attainment of Company and individual performance goals is rewarded. Through the use of performance-based plans that emphasize attainment of Company goals, we seek to foster teamwork and a commitment to performance. The use of tools such as equity ownership and long-term incentive compensation programs is important to ensure that the efforts of management are consistent with the objectives of our stockholders.

We provide a compensation package designed to attract, retain, motivate and reward experienced and talented executive officers. We believe that total compensation opportunities should be reflective of each executive officer’s role, skills, experience level and individual contributions to the Company and that our executive officers should be motivated to contribute as team members to the Company’s overall success, as opposed to merely achieving specific individual objectives.

We also believe that a significant portion of each senior executive’s compensation should be dependent on long-term value created for our stockholders. Our long-term incentive compensation program is designed to align the results achieved for stockholders with the rewards provided to our senior executives. In 2014, variable compensation represented 83% of our CEO’s 2014 target total compensation and, on average, 65% of our current NEO’s target total compensation opportunity. Variable compensation includes the NEO’s annual target bonus and LTI awards, except Dean Cash. Fixed compensation (in the form of base salary and, with respect to two of our NEOs, Dean Cash) represented 17% of our CEO’s 2014 target total compensation and, on average, 35% of the 2014 target total compensation of our other current NEOs. To further align executive and stockholder interests, we require stock ownership levels equal to five times base salary for our CEO and two times base salary for the other executive officers.

Fiscal year 2014 was challenging for Dean Foods and our performance fell below target. Consistent with our pay-for-performance approach, none of our executive officers received any payments under our 2014 STI Plan relating to our 2014 financial performance. In addition, none of our executive officers will receive CPU payouts for the 2014 performance period because we did not meet the Bank EBITDA target threshold for that period. Each of our executive officers did, however, receive a modest payment (ranging from 15% to 20% of their STI Plan total target amount) under the 2014 STI Plan as a result of such officer’s efforts in meeting or exceeding individual goals during a difficult economic period.

The “say-on-pay” proposal received strong stockholder support at our 2014 Annual Meeting. As a result, the Compensation Committee continued to apply the same effective principles and philosophy it has used in prior years to determine executive compensation and will continue to consider stockholder concerns and feedback in the future.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

The Purpose of this Proxy Statement

Our Board of Directors is soliciting your proxy to vote your shares at the Company’s 2015 Annual Meeting of Stockholders to be held on May 13, 2015 and at any adjournments or postponements of the meeting. A proxy is your legal designation of another person to vote the stock that you own. This Proxy Statement includes detailed information about the matters that will be discussed and voted on at the meeting and provides updated information about our Company that you should consider in order to make an informed decision.

Who May Vote

Only stockholders who owned shares of the common stock of Dean Foods Company at the close of business on the Record Date are entitled to vote at the 2015 Annual Meeting or any postponement or adjournment of the meeting. The Board established March 18, 2015 as the Record Date, on which date there were 94,345,042 shares of Dean Foods common stock issued and outstanding. Dean Foods common stock was the only class of our stock outstanding on that date.

Stockholder of Record. If you are a stockholder of record, meaning your shares are registered in your own name, you may vote in person at the Annual Meeting or you may provide your proxy via Internet, telephone or mail in accordance with the instructions provided on the Notice of Internet Availability or, if you requested printed copies of the proxy materials, your proxy or voting instruction card.

Beneficial Owner. If you are a beneficial owner of shares held in street name, meaning you hold your shares through a broker, bank or other holder of record, you may provide your proxy via Internet, telephone or mail in accordance with the instructions provided on the Notice of Internet Availability or, if you requested printed copies of the proxy materials, your proxy or voting instruction card. To vote in person at the Annual Meeting you must obtain a legal proxy, executed in your favor, from the broker, bank or holder of record of your shares as of that time.

Your broker has discretionary voting power with respect to the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for the 2015 fiscal year and may vote your shares on that proposal if he or she has not received voting instructions from you. However, your broker does not have discretionary voting power with respect to any of the other proposals discussed in this Proxy Statement and cannot vote your shares on those proposals unless he or she has received your instruction.

Delivery of Proxy Materials

Internet Availability of Proxy Materials. In accordance with SEC rules, rather than mailing a full paper set of the proxy materials to each stockholder, many stockholders will receive a single-page notice advising the recipient of the availability of the proxy materials on the

Internet. This Notice of Internet Availability includes instructions on how to access our proxy materials and vote on the Internet. It also includes instructions on how stockholders may obtain a paper copy of the proxy materials by mail or a printable copy electronically. Stockholders who have affirmatively requested electronic delivery of our proxy materials will receive instructions via e-mail regarding how to access these materials electronically. All other requesting stockholders, including stockholders who have previously requested to receive a paper copy of the materials, will receive a full paper set of the proxy materials by mail. This distribution process will contribute to our sustainability efforts and will reduce the costs of printing and distributing our proxy materials.

Duplicate Sets. If you received more than one set of printed proxy materials or more than one notification regarding the availability of proxy materials on the Internet, your shares are likely registered differently or are held in more than one account. To vote your shares, please follow the instructions on each notification, proxy card or voting instruction card that you received.

Eliminating Duplicate Sets. If, for any reason, you and members of your household are receiving multiple copies and you want to eliminate duplications, please contact our Investor Relations Department by telephone at 800.431.9214 or by mail at: Dean Foods Company, 2711 North Haskell Avenue, Suite 3400, Dallas, Texas 75204, Attention: Investor Relations. That request must be made by each stockholder of record in the household.

Obtaining Separate Proxy Materials and Other Mailings. Family members who are registered owners of our stock and who live in the same household generally receive only one copy per household of the 2014 Annual Report, Proxy Statement and most other mailings. If you would like to start receiving a separate set of printed proxy materials in your name, apart from others in your household, please contact our Investor Relations Department at the mailing address or phone number provided above and request that action. Within 30 days after your request is received, we will start sending you separate mailings.

Obtaining Paper Copies of Materials for the 2015 Annual Meeting. Instructions about how to obtain a paper copy of the proxy materials and the 2014 Annual Report are included on each proxy card, voting instruction card, and the Notice of Internet Availability of proxy materials. The instructions are included in e-mail notifications as to the availability of the proxy materials as well. We will also have materials available at the meeting. If you want paper copies of your materials and hold your shares in Street Name, you must request them from your broker, bank or other nominee. The materials will be mailed promptly but we cannot guarantee you will receive mailed copies before the meeting.

Electronic Access to Proxy Statement and 2014 Annual Report. This Proxy Statement and the 2014 Annual Report are available online at www.viewproxy.com/deanfoods/2015. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving hard copies in the mail. You can choose this option by following the instructions when you vote over the Internet.

Establishing a Quorum

A quorum is the minimum number of votes that must be present at the Annual Meeting in order to transact business. Our Bylaws provide that to establish a quorum a majority of the shares of our common stock that were issued and outstanding on the Record Date must be present in person or by proxy. For purposes of a quorum, shares represented (a) in person at the meeting, (b) by proxy submitted by telephone, online or mail prior to the meeting, (c) Abstentions and (d) Broker Non-Votes are counted as present and entitled to vote.

If a quorum is not established, we will adjourn the meeting and reschedule it.

Matters to be Presented at the 2015 Annual Meeting

If enough stockholders are present at the meeting to conduct business, then we will vote on:

•	Proposal 1: A proposal to elect the eight nominees as members of our Board of Directors, each for a one-year term.

•	Proposal 2: A proposal to ratify the selection of Deloitte & Touche LLP as our independent auditor for 2015.

•	Proposal 3: A proposal to approve, on an advisory basis, our executive compensation.

•	Proposal 4: A stockholder proposal related to GMO Reporting.

The Board of Directors is now soliciting your vote on these proposals. Proposals 1, 2 and 3 have been approved by our Board of Directors, and the Board of Directors recommends that you vote FOR each of the nominees named in Proposal 1 and FOR Proposals 2 and 3. The Board of Directors recommends that you vote AGAINST Proposal 4.

After all of the proposals have been voted on at the meeting, we will discuss and take action on any other matter that is properly brought before the meeting. Finally, our management team will present a brief report on our 2014 operating and financial results and an update on our business.

Votes Required; Effect of Broker Non-Votes and Abstentions

On each proposal, you are entitled to one vote for each share of stock that you owned at the close of business on the Record Date. Cumulative voting is not permitted. Alliance Advisors LLC will count the votes and act as inspector of election.

Abstentions, if any, (a) will be considered as present for purposes of determining a quorum, (b) will have no effect on Proposal 1, regarding the election of directors, and (c) will be the same as a vote against a proposal other than Proposal 1.

Broker Non-Votes (a) will be considered as present for purposes of determining a quorum but (b) will not be considered present and entitled to vote on any matter for which a broker does not have authority. For the 2015 Annual Meeting, pursuant to the rules of NYSE, your broker will be permitted to vote for you without instruction only with respect to Proposal 2 regarding the ratification of Deloitte & Touche LLP. A Broker Non-Vote will not have any impact on the outcome of Proposals 1, 3, and 4.

Proposal 1: The Election of Directors. Our Bylaws currently provide that in an uncontested election of directors such as this one, if the number of votes cast FOR a director’s election exceeds the number of votes cast AGAINST that director’s election, that director shall be elected. Abstentions or Broker Non-Votes will not be counted as votes cast either FOR or AGAINST any director’s election.

If an incumbent director does not win election, then the director must follow the guidelines set forth in the Board’s Corporate Governance Principles related to director elections, which provide that the director shall offer to tender his or her resignation to the Board. The Board would then make a determination of whether to accept the resignation, after consideration of the recommendation of the Nominating/Corporate Governance Committee.

Each of the persons nominated for election has agreed to stand for election. If unexpected events arise that cause one or more of the persons nominated for election to be unable to stand for election, then either:

•	the Board can vote at, or prior to, the meeting to reduce the size of the Board of Directors, or

•	the Board may, prior to or during the meeting, nominate another person for director.

If our Board of Directors nominates someone at or prior to the meeting, the person(s) to whom you have given your proxy will be able to use his or her discretion to vote for such person on your behalf.

Proposal 2: Ratification of Auditor. The Audit Committee of our Board of Directors has responsibility for the selection of our independent auditor and has selected Deloitte & Touche LLP to serve as our independent auditor for 2015. Stockholder ratification of this selection is not required. However, the Board of Directors is soliciting your opinion regarding the Audit Committee’s selection of Deloitte & Touche LLP. The Audit Committee of the Board of Directors plans to take your opinion into account in selecting our independent auditor for 2016. The proposal must receive the affirmative vote of a majority of the shares present (in person and by proxy) and entitled to vote on the matter in order to pass.

Proposal 3: Say-on-Pay. The Compensation Committee of our Board of Directors has responsibility for designing our compensation program, which is described in the Compensation Discussion and Analysis section of this Proxy Statement and the related compensation tables. Stockholder approval of compensation is not binding on the Board, the Compensation Committee or the Company. However, the Board is soliciting your opinion regarding our compensation program. The Compensation Committee will take your opinion into account when considering future compensation arrangements for our Named Executive Officers (as identified in the CD&A section of this Proxy Statement). The proposal must receive the affirmative vote of a majority of the shares present (in person and by proxy) and entitled to vote on the matter in order to pass.

Proposal 4: Stockholder Proposal. The stockholder proposal must receive the affirmative vote of a majority of the shares present (in person and by proxy) and entitled to vote on the matter in order to pass. Abstentions will be the same as a vote against the stockholder proposal.

Voting Procedures

Voting by Proxy. Voting by any means other than voting in person at the meeting has the effect of appointing Gregg A. Tanner, our CEO, and Marc L. Kesselman, our Executive Vice President, General Counsel, Corporate Secretary and Government Affairs, as your proxies. They will be required to vote on the proposals described in this Proxy Statement exactly as you have directed. If any other matter requiring a stockholder vote is properly raised at the meeting, then Mr. Tanner and Mr. Kesselman will be authorized to use their discretion to vote on such matters on your behalf. Also, if you sign your proxy card but do not specify how you want to vote on a proposal, your shares will be voted FOR Proposals 1, 2 and 3 and AGAINST Proposal 4.

Whether you hold your shares directly as the Stockholder of Record or beneficially in Street Name, you may vote your shares by proxy without attending the 2015 Annual Meeting.

Voting Methods. Depending on how you hold your shares, you may vote your shares in one of the following ways:

•

Via the Internet. If you received a Notice of Internet Availability, you may vote by proxy via the Internet by visiting the website indicated in the Notice of Internet Availability and following the instructions on the website using the control number found in the Notice of Internet Availability. If you received or requested printed copies of the proxy materials by mail, you may vote via the Internet by following the instructions on each proxy or voting instruction card. If you vote via the Internet, you do not need to return a card by mail.

•

By Telephone. If you received or requested printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on each proxy or voting instruction card. If you vote by telephone, you do not need to return a card by mail.

•

By Mail. If you received or requested printed copies of the proxy materials by mail, you may vote by completing, signing and dating each proxy or voting instruction card you received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy or voting instruction card.

•

In person at the Annual Meeting. You may vote your shares in person at the Annual Meeting. If you are the Stockholder of Record, you may bring your printed proxy card if you received one by mail or the Company will give you a ballot at the Annual Meeting. If you are the beneficial owner of shares held in Street Name, you must obtain a legal proxy from the organization that holds your shares if you wish to vote in person at the Annual Meeting.

When you vote via the Internet or by telephone, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and not be counted.

Even if you plan to attend the 2015 Annual Meeting in person, we recommend that you also submit your vote (via Internet, telephone or mail) by the applicable deadline so that your vote will be counted if you later decide not to attend the meeting.

Revoking your Proxy. You can revoke your proxy at any time before the meeting for any reason. To revoke your proxy before the meeting, either:

•	write to our Corporate Secretary at 2711 North Haskell Avenue, Suite 3400, Dallas, Texas 75204, or

•	submit a later-dated proxy, either by telephone or online (the last vote you cast before the meeting begins is the one that will be counted), or

•

come to the meeting and change your vote in writing (as noted above, if your shares are held in Street Name, you will need a proper legal proxy from the Stockholder of Record in order to vote your shares in person at the meeting).

Failure to Vote in Person or by Proxy. If you do not submit a proxy or vote at the meeting, your failure to do so could affect whether there are enough stockholders present at the meeting to transact any business.

If your shares are held in Street Name and you do not instruct your broker how to vote your shares, your brokerage firm will leave your shares unvoted (a Broker Non-Vote) with respect to all proposals other than Proposal 2.

Voting Results of the 2015 Annual Meeting

We will announce preliminary voting results at the meeting. We will publish the final results in a Current Report on Form 8-K filed with the SEC within four business days following the 2015 Annual Meeting. You can also obtain a copy on our website at www.deanfoods.com, on the SEC’s website at www.sec.gov or by contacting our Investor Relations Department at 800.431.9214.

Stockholder Proposals for Consideration at the 2016 Annual Meeting

For Consideration at the 2016 Annual Meeting. According to our Bylaws, if a stockholder wishes to present a proposal at the 2016 Annual Meeting, we must receive proper written notice of any such proposal no earlier than January 14, 2016 and no later than February 13, 2016. In the event that the date of the 2016 Annual Meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the 2015 Annual Meeting, we must receive notice no earlier than the 120th day prior to the date of such annual meeting and not later than 5:00 P.M., Central Time, on the later of the 90th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Any notice must include the information specified in our Bylaws and must be addressed to the Corporate Secretary of Dean Foods at 2711 North Haskell Avenue, Suite 3400, Dallas, Texas 75204. If a stockholder does not meet these deadlines, or does not satisfy the requirements of Rule 14a-4 of the Exchange Act, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the annual meeting. Instructions for nominating directors are provided in the section captioned “Corporate Governance – Nominating Directors” on page 34 of this Proxy Statement.

For Inclusion in the 2016 Proxy Statement. Under our Bylaws, if a stockholder wants to have a proposal formally considered at the 2016 Annual Meeting, and included in the Proxy Statement for that meeting, we must receive the proposal in writing no later than December 2, 2015 and the proposal must otherwise comply with Rule 14a-8 under the Exchange Act. Proposals must be addressed to the Corporate Secretary of Dean Foods at 2711 North Haskell Avenue, Suite 3400, Dallas, Texas 75204.

Proxy Solicitation and Related Costs

We will pay all costs associated with this Proxy Statement and the solicitation of proxies. Upon request, we will reimburse stockbrokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock. We have engaged Alliance Advisors, LLC to assist in the distribution of proxy materials and the solicitation of votes. In addition, certain of our officers may solicit proxies by mail, telephone, fax, e-mail or in person. We will pay Alliance a fee of $17,500, plus certain out-of-pocket expenses.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Management

The following table presents information, as of March 18, 2015, concerning the beneficial ownership of Dean Foods Common Stock of:

•	each person serving as a director of Dean Foods Company as of the end of fiscal year 2014;

•	each NEO included in the Summary Compensation Table on page 65; and

•	all directors and executive officers as a group, including executive officers not named in the Summary Compensation Table.

Beneficial ownership is determined under the rules of the SEC and includes any shares that the individual has sole or shared authority to vote or invest and any shares that the individual has the right to acquire within 60 days after March 18, 2015, through the exercise of any stock option, vesting of any RSU or other right. Beneficial ownership is not indicative of ownership for any other purpose. Unless stated otherwise in the footnotes to the table, each person named in the table owns his or her shares directly and has sole voting and investment power over such shares.

Beneficial Owner	Number of Shares Common Stock	Equity Awards(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
Chris Bellairs	44,983	81,106	126,089	*
C. Shay Braun	19,375	79,084	98,459	*
Tom C. Davis	22,759	57,143	79,902	*
Martin J. Devine	328	0	328	*
Janet Hill	38,531	101,433	139,964	*
J. Wayne Mailloux	94,541	0	94,541	*
Brian Murphy	2,874	0	2,874	*
John R. Muse(3)	214,747	101,433	316,180	*
Hector M. Nevares	95,694	101,433	197,127	*
Gregg A. Tanner	261,410	578,666	840,076	*
Jim L. Turner(4)	208,406	57,143	265,549	*
Kimberly Warmbier	17,409	10,712	28,121	*
Robert T. Wiseman	19,597	0	19,597	*
Executive Officers and Directors as a Group, including three executive officers not named in the table (16 persons total)	1,040,654	1,185,897	2,266,551	2.3%

*	Less than 1%

(1)

All unvested options and RSUs granted by the Compensation Committee from 2010 to 2012 immediately vest if an employee with 10 years of service reaches the age of 55 and retires. None of our executive officers currently meet these criteria.

Similarly, if a director is 65 years of age or older, all unvested options and RSUs immediately vest upon retirement from the Board, and directors Mr. Davis, Ms. Hill, Mr. Mailloux and

Mr. Turner meet this criteria. Each of the director’s holdings do not include 14,654 shares underlying equity awards that would vest and become exercisable should they elect to retire.

(2)

Shares of Dean Foods common stock that the individual has the right to acquire as of March 18, 2015 and within the 60-day period thereafter through the exercise of options or the vesting and payment of other equity awards, as applicable, are treated as outstanding shares and are included in the denominator for purposes of this percentage calculation.

(3)	Includes 1,275 shares owned by Mr. Muse’s spouse; Mr. Muse disclaims ownership of all such shares.

(4)	Includes 37,017 shares held by Mr. Turner’s spouse; Mr. Turner disclaims ownership of such shares.

Beneficial Owners Who Hold More than 5% of our Common Stock

The following table presents information, as of December 31, 2014, concerning the beneficial ownership of Dean Foods common stock of each other stockholder known by the Company, based on the stockholder’s filings with the SEC, to beneficially own more than 5% of the outstanding shares of Dean Foods common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Alliance Bernstein, L.P.(2) 1345 Avenue of the Americas, New York, NY 10105	6,636,683	7.1%
BlackRock, Inc.(3) 55 East 52nd Street, New York, NY 10022	7,706,183	8.2%
FMR LLC(4) 245 Summer Street, Boston, MA 02110	9,213,555	9.8%
The Vanguard Group(5) 100 Vanguard Blvd., Malvern, PA 19355	5,487,338	5.8%

(1)	Based on 94,069,765 shares of common stock issued and outstanding as of December 31, 2014.

(2)

Based on a Schedule 13G/A filed with the SEC on February 10, 2015, Alliance Bernstein, L.P. reported that it beneficially owns 6,636,683 shares and has sole voting power with respect to 5,798,487 of such shares and sole dispositive power with respect to 6,636,683 of such shares.

(3)

Based on a Schedule 13G/A filed with the SEC on January 23, 2015, BlackRock, Inc., through its subsidiaries, BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, and BlackRock Life Limited, beneficially owns 7,706,183 shares and reported sole voting power with respect to 7,469,422 of such shares and sole dispositive power with respect to all 7,706,183 shares.

(4)

Based on a Schedule 13G/A filed with the SEC on February 13, 2015, by and on behalf of FMR LLC (“Fidelity”), Edward C. Johnson 3d and Abigail P. Johnson, filing as joint filers pursuant to Rule 13d-1(f)(1) under the Exchange Act. Members of the family of Mr. Johnson, including Ms. Johnson, own approximately 49% of the voting power of Fidelity and may be deemed, under the Investment Company Act of 1940, to have a controlling interest in Fidelity. Fidelity through its subsidiaries, FMR Co., Inc., Pyramis Global Advisors Trust Company, Pyramis Global Advisors, LLC, and Strategic Advisers Group, beneficially owns 9,213,555 shares and reported sole voting power with respect to 215,195 of such shares and sole dispositive power with respect to all 9,213,555 shares. Each of Edward C. Johnson 3d and Abigail P. Johnson reported that they beneficially owned and had sole dispositive power with respect to all 9,213,555 shares but did not have sole power to direct the voting of such shares.

(5)

Based on a Schedule 13G/A filed with the SEC on February 10, 2015, The Vanguard Group reported sole voting power with respect to 132,206 shares, sole dispositive power with respect to 5,362,732 shares and shared dispositive power with respect to 124,606 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC and further requires us to identify in this Proxy Statement those executive officers, directors and persons who failed to timely file such a report. Based solely on our review of these forms or written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal year 2014.

PROPOSAL 1

Election of Directors

Pursuant to the Company’s Bylaws, the Board of Directors has the ability to determine the appropriate number of directors in order to maximize the Board of Directors’ effectiveness and efficiency. Our Board of Directors has set the number of directors constituting the full board at eight and we currently have eight directors. In 2012, we amended our Restated Certificate of Incorporation and our Bylaws to provide for the declassification of our Board of Directors over a three-year period. Commencing with this 2015 Annual Meeting of Stockholders, the declassification of the Board of Directors is complete. The term of each incumbent director expires concurrent with the 2015 Annual Meeting and all eight directors will stand for election by the Company’s stockholders to serve a one-year term until our 2016 Annual Meeting of Stockholders, or until such director’s earlier death, resignation or removal.

Each of the nominees listed below is currently a member of our Board of Directors, and each has been previously elected by our stockholders. There are no family relationships among our directors or executive officers.

Each of the persons nominated for election has agreed to stand for election. If any nominee becomes unwilling or unable to stand for election then the Board may vote to reduce the size of the Board of Directors or may nominate another person to serve as director and the person(s) to whom you have given your proxy will be able to use his or her discretion to vote on your behalf for such other person.

Qualifications and Biographical Information of Director Nominees

Tom C. Davis Non-Executive Chairman of the Board
Age: 66 Director since: March 2001 Non-Executive Chairman since May 2013 Committees: Audit Compensation Executive

Mr. Davis currently serves as Chief Executive Officer of The Concorde Group, a private investment firm, a position he has held since March 2001. He previously served as Managing Director of Bluffview Capital, LP, an investment banking firm that he co-founded, from 2001 to 2012 and as Managing Partner of Gryphon Special Situations Fund L.P. from 2004 to 2009. He was the managing partner and head of banking and corporate finance for the Southwest division of Credit Suisse First Boston from March 1984 to February 2001. In addition to our Board, Mr. Davis also serves on the Boards of Directors of Affirmative Insurance Holdings, Inc., an insurance holding company, where he serves as Chairman of the Board and as a member of the Audit, Compensation and Investment Committees; MicroDental Co., a privately-held dental laboratory network company, where he serves on the Audit and Compensation Committees; WhiteHorse Finance, Inc., a closed-end management investment company that targets debt investments in privately held, small-cap U.S. companies, where he serves as chairman of the Nominating and Corporate Governance Committee and is a member of the Audit Committee; and, Alphatec Spine, Inc., a wholly owned subsidiary of Alphatec Holdings, Inc. and a global provider of spinal fusion technologies. Until April 2013, Mr. Davis served on the Board of Directors of Westwood Holdings Group, Inc., an investment management and trust services company, where he served on the Audit and Compensation Committees. He also served on the Board of Directors, including as a member of its Audit and Compensation Committees, of BioHorizons, Inc., a dental equipment and supplies manufacturing company, until early 2014.

Skills & Expertise:

Mr. Davis has been an investment banker for more than 20 years and in that role has advised multiple public and private companies, including companies in the broadcast and telecommunications, energy, foodservice, food processing and retail industries. In addition, Mr. Davis has worked with several large private equity firms. Our Board believes this experience serves Mr. Davis well in his role as Chairman of the Board and that he brings invaluable strategic insight in the area of finance.

Janet Hill
Age: 67 Director since: December 2001 Committees: Audit Nominating/ Corporate Governance

Ms. Hill currently serves as principal at Hill Family Advisors and has served in such position since 2010. Prior to that, Ms. Hill served as Vice President of Alexander & Associates, a corporate consulting firm which she owned, from 1981 until her retirement in 2010. She was originally elected to our Board of Directors in connection with our acquisition of Dean Holding Company (formerly known as Dean Foods Company) (“Legacy Dean”) in December 2001. Ms. Hill had served on the Board of Directors of Legacy Dean since 1997. In addition to our Board, Ms. Hill also serves on the Boards of Directors of The Wendy’s Company, where she serves on the Compensation Committee; Carlyle Group Management L.L.C., the general partner of The Carlyle Group L.P.; and Echo 360, Inc., a private company that is a global leader in active and distance learning solutions for higher education. She also serves as a trustee of Duke University and serves on the boards of the following non-profit entities: Knight Commission on Intercollegiate Athletics, Kennedy Center, Wolf Trap Foundation for the Performing Arts, Military Bowl, and the Underground Railroad Freedom Center. From 2005 until its merger with a subsidiary of Softbank Corp. in July 2013, Ms. Hill served on the Board of Directors of Sprint Nextel Corporation, where she served on the Compensation and Nominating/Corporate Governance committees.

Skills & Expertise:

Ms. Hill brings valuable insight to our Board as a human resources and corporate governance specialist, having co-founded Alexander & Associates where she provided corporate planning advice and analysis to directors, executives and managers in the areas of human resource planning, corporate responsibility, corporate communications and government consultation. In addition, Ms. Hill has extensive experience serving as a director on several other Boards of Directors over the past 20 years, including Nextel (pre-merger), Wendy’s (pre-merger), Sprint Nextel Corporation and Wendy’s/Arby’s Group, Inc. (post-merger).

J. Wayne Mailloux
Age: 66 Director since: May 2009 Committees: Audit (Chair) Compensation

Mr. Mailloux is the owner of Stonehill Partners Limited, a company engaged in strategy development and business consulting, and has owned this company since 2011. Until January 2014, Mr. Mailloux served as the secretary and Chairman of the Board of Directors of SCQuARE International USA inc., a private company formed in 2012 that provides consulting services to companies across a broad spectrum of industries. He previously served as Senior Vice President of PepsiCo, Inc. from 2000 through 2004. Mr. Mailloux joined PepsiCo in 1986 and held positions of increasing responsibility, including President, Pepsi Cola Europe/Africa Beverages from 1996 through 2000, President, Pepsi Cola Europe Beverage Group from 1994 through 1996 and President, Pepsi Cola Canada Beverages from 1989 through 1994. Mr. Mailloux is also a member of the Advisory Board of Innovative Green Technologies LLC, a provider of environmentally friendly technology solutions.

Skills & Expertise:

Mr. Mailloux’s 18-year career with PepsiCo spanned a variety of senior management roles and included extensive general management, sales and marketing experience in both company operations and franchise environments globally. Mr. Mailloux also previously served on the Board of Directors of Ault Dairies Inc., then Canada’s largest dairy, prior to its acquisition by Parmalat. His experience in the beverage industry, combined with his global business experience, make him well-qualified to advise our Company as we continue to execute our business strategies.

John R. Muse
Age: 64 Director since: November 1997 Committees: Compensation Executive

Mr. Muse is Chairman of a private equity firm, Kainos Capital, LLC (formerly known as HM Capital Partners LLC and prior to that known as Hicks, Muse, Tate & Furst Incorporated, which he co-founded in 1989). He also serves as Chairman of Lucchese Boot Company, Inc. a privately-held boot manufacturer, and, since December 2014, as a director of Media General, Inc., one of the nation’s largest multimedia companies, where he serves on the Finance Committee. From 1984 to 1989, he was employed at Prudential Securities Inc., where Mr. Muse headed the investment banking operations for the Southwestern region of the United States. Mr. Muse also serves on the Board of Visitors of the UCLA Anderson School of Management. Mr. Muse was a member of the Board of Directors of The Morningstar Group Inc. prior to our acquisition of that company in November 1997.

Skills & Expertise:

Mr. Muse has more than 30 years of experience in investment banking, including experience in the food and beverage, energy and media sectors. His experience in the food and beverage sector includes service on the boards of several companies, including Earthbound Farms, Inc., an organic farming company, and Advanced H20, LLC, one of the largest producers of private label bottled water and water-based beverages in the United States. In addition to his industry knowledge, Mr. Muse has extensive knowledge of capital markets and finance, which is invaluable to our Board’s planning for the Company’s capital and liquidity needs.

Hector M. Nevares
Age: 64 Director since: October 1994 Committees: Nominating/ Corporate Governance (Chair) Audit

Mr. Nevares currently serves as Managing Partner of Suiza Realty SE, a housing developer in Puerto Rico, and has served in such position since 1993. He was formerly President of Suiza Dairy, a Puerto Rican dairy processor, from June 1983 until September 1997, having served in additional executive capacities at Suiza Dairy since June 1973. Mr. Nevares served as a consultant for us from March 1998 until April 2000. Mr. Nevares is also a member of the Boards of Directors of V. Suarez and Co., a major food distributor in Puerto Rico; and of Suiza Realty SE. In addition, Mr. Nevares previously served on the Board of Directors of the Corporation for the Development of the Cantera Peninsula through 2010, a government-sponsored development company for a low income area in Puerto Rico; Caribbean Preparatory School through 2012, a non-profit educational institution; and First BanCorp through 2012, where he served on the Audit, Asset, Liability and Risk Management and Credit Committees.

Skills & Expertise:

As head of the former Suiza Dairy, Mr. Nevares’ significant experience in the dairy industry is invaluable in connection with analyzing and assessing the strategic direction of the Company. Mr. Nevares also has extensive experience evaluating financial statements at First BanCorp and supervising persons engaged in preparing and analyzing financial statements as the President of Suiza Dairy. These skills serve him well as a member of the Company’s Audit Committee.

Gregg A. Tanner Chief Executive Officer
Age: 58 Director since: November 2012 Committees: Executive (Chair)

Mr. Tanner has served as our Chief Executive Officer since October 31, 2012 and as a member of our Board of Directors since November 2012. He joined the Company in November 2007 as Executive Vice President and Chief Supply Chain Officer and served as the President, Fresh Dairy Direct and Chief Supply Chain Officer from January 2012 until becoming our Chief Executive Officer. Prior to joining the Company, Mr. Tanner was Senior Vice President, Global Operations at The Hershey Company from 2006 to 2007. Before joining The Hershey Company, Mr. Tanner was Senior Vice President, Retail Supply Chain at ConAgra Foods, Inc. from 2001 to 2005, where he directed the entire supply chain for retail products. Previously, Mr. Tanner held positions of increasing responsibility at the Quaker Oats Company and Ralston Purina Company. Mr. Tanner serves on the Board of Directors of The Boston Beer Company, Inc., where he is a member of the Audit Committee. He also serves on the Boards of Directors of the International Dairy Foods Association and the Grocery Manufacturers Association, and he is an officer of the Milk Industry Foundation.

Skills & Expertise:
Mr. Tanner’s extensive experience in supply chain management and his role as our Chief Executive Officer provide our Board with invaluable insight regarding the Company’s operations.

Jim L. Turner
Age: 69 Director since: November 1997 Committees: Compensation (Chair) Executive Nominating/ Corporate Governance

Mr. Turner currently serves as Principal of JLT Beverages L.P., a position he has held since 1996, and, since January 2015, has served as the Owner/CEO of JLT Automotive Inc. Mr. Turner served as President and Chief Executive Officer of Dr. Pepper/Seven Up Bottling Group, Inc., from its formation in 1999 through June 2005 when he sold his interest in that company. Prior to that, Mr. Turner served as Owner/Chairman of the Board and Chief Executive Officer of the Turner Beverage Group, the largest privately owned independent bottler in the United States. Mr. Turner was a member of the Board of Directors of The Morningstar Group Inc. prior to our acquisition of that company in November 1997. Since September 2013, Mr. Turner has served as Vice Chair of the Board of Trustees of Baylor Scott & White Health (“BSWH”), the largest not-for-profit healthcare system in the State of Texas, and also serves as Chair of its Finance Committee and as Vice Chair of its Executive Committee. He is Chair-elect of BSWH and is expected to assume that role in July 2015. Mr. Turner also serves on the Boards of Directors of Crown Holdings, Inc., a manufacturer of consumer packaging products, where he serves on the Compensation Committee; Comstock Resources, Inc., an energy company engaged in oil and gas exploration and development, where he serves on the Compensation Committee; INSURICA, a full service insurance agency; and Davaco, Inc., a leading provider of retail services. Mr. Turner previously served on the Board of Directors of Majesty Hospitality Staffing through 2012, where he served as the Chairman and he served as the Chair of the Board of Trustees of Baylor Health Care System until its merger with Scott & White Healthcare in September 2013. He also served on the Board of Directors of Advanced H2O, LLC, from December 2007 through May 2014 and served as a director and member of the Compensation Committee of DS Services, Inc. from July 2012 through December 2014.

Skills & Expertise:

Mr. Turner’s ownership and chairman/CEO experience with various businesses, especially beverage and bottling companies, translates well into our Company’s profile as a leading food and beverage company. In addition, Mr. Turner’s varied board experiences, including with Morningstar and other consumer packaged goods companies, offer helpful insight into both the challenges and growth opportunities facing our business.

Robert T. Wiseman
Age: 60 Director since: February 2013 Committees: Nominating/ Corporate Governance

Mr. Wiseman is a private investor who previously served as the Chief Executive of Robert Wiseman & Sons PLC from 2002 to February 2012, when he sold Robert Wiseman & Sons PLC to the Müller Group. Following the sale, he served as Non-Executive Director of Robert Wiseman Dairies Limited, Great Britain’s largest fresh liquid milk processor, from February 2012 to August 2013. Mr. Wiseman joined Robert Wiseman & Sons Limited, in 1975 and held positions of increasing responsibility, including Managing Director, from 1994, after the company began trading on the London Stock Exchange, to 2002. Since November 2014, Mr. Wiseman has served on the Board of Directors of Ingleby Farms & Forests A/S, a privately-held company that manages mixed farms worldwide.

Skills & Expertise:

Mr. Wiseman’s extensive experience in the international dairy industry is invaluable to understanding the operations of our Company, including identifying efficiencies with our assets and potential growth opportunities.

Our Board of Directors unanimously recommends that you vote FOR the election of each of the eight director nominees.

DIRECTOR COMPENSATION

Our objectives for non-employee director compensation are twofold: first, to remain competitive with the compensation paid to directors of comparable companies so that we may attract and retain qualified candidates; second, to align the interests of non-employee directors with those of our stockholders by paying a portion of their compensation in units representing shares of our stock.

Pursuant to these objectives, and based on recommendations from the Compensation Committee, our Board determined the amount and manner of non-employee director compensation for 2014 as set forth below. Because he is an employee of the Company, Mr. Tanner did not receive separate compensation for his Board service.

The Board made no changes to non-employee director compensation in 2015.

Structure of Non-Employee Director Compensation for 2014

The compensation structure for non-employee directors during 2014 is set forth below:

Cash Compensation. In 2014, non-employee directors were entitled to receive the following cash compensation:

•	$100,000 per year annual base cash director retainer;
•	$165,000 per year for serving as Non-Executive Chairman of the Board;
•	$25,000 per year for serving as Lead Director;
•	$15,000 per year for chairing the Audit Committee or Compensation Committee; and
•	$10,000 per year for chairing any other Board Committee.

Cash compensation is paid quarterly in arrears on a pro rata basis. Additionally, if the number of meetings of the Board exceeds eight meetings or if the number of meetings of any committee of the Board to which a director is appointed exceeds eight meetings, in each case during any fiscal year, then the Board may award additional fees for each additional meeting in an amount to be determined by the Board. In 2014, the Board determined that non-employee directors would receive $2,000 for each additional meeting in excess of eight meetings. During 2014, the Audit Committee and the Compensation Committee each met nine times; therefore, each member of such Committees received $2,000 for the additional meeting.

Directors may elect to receive all or any portion of their cash fees as restricted stock awards (“RSAs”) rather than in cash (other than fees for serving as the Non-Executive Chairman of the Board). If a director makes this election, he or she will receive an award of RSAs with a value equal to 150% of the cash amount owed to him or her, determined as of the last day of the applicable quarter based on the average closing price of Dean Foods common stock over the last 30 trading days of the quarter. One-third of the RSAs vest on the grant date; one-third vest on the first anniversary of the grant date; and the final one-third vest on the second anniversary of the grant date. In 2014, Messrs. Davis and Nevares and Ms. Hill elected to receive all of their fees in cash. All other directors elected to receive their cash fees as RSAs. We refer to directors who elect RSAs in lieu of cash as “Exchanging Directors.” In the table set forth below, the amount that an Exchanging Director would have received as cash fees (the “Exchanged Cash Fees”) if they had elected cash is included in the column entitled “Fees Earned or Paid in Cash.” The value of the RSAs actually received in excess of such Exchanged Cash Fees is included in the Stock Award column.

Equity Compensation. In addition to the cash compensation described above, during 2014 each non-employee director received an annual grant of RSUs. The number of units granted was determined based on a value of $120,000 divided by the average of the Company’s closing stock prices over the first 15 trading days in January 2014. The non-employee directors received their awards at the same time our executive officers and other key employees received their annual LTI grants. The RSUs vest pro rata over a three-year term.

Benefits and Reimbursement Practice. In addition, non-employee directors are eligible to participate in the medical, dental and vision benefit plans maintained by the Company. The Company also reimburses them for travel expenses and other out-of-pocket expenses incurred in connection with Company business.

Payment of Non-Employee Director Compensation in 2014

The following table summarizes the compensation paid to our non-employee directors for Board service in the fiscal year ended December 31, 2014. No options to purchase Dean Foods common stock were awarded to our non-employee directors in 2014.

2014 Non-Employee Director Compensation
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Tom C. Davis	267,000	120,006	387,006
Janet Hill	102,000	120,006	222,006
J. Wayne Mailloux	117,000	179,646	296,646
John R. Muse	100,000	170,786	270,786
Hector M. Nevares	112,000	120,006	232,006
Jim L. Turner	115,000	178,391	293,391
Robert T. Wiseman	100,000	170,786	270,786

(1)

This column includes the value of earned cash compensation, whether paid in cash or RSAs. With respect to our Exchanging Directors Mailloux, Muse, Turner and Wiseman this column also includes their Exchanged Cash Fees. Such amounts were $117,000 for Mr. Mailloux, $100,000 for Mr. Muse, $115,000 for Mr. Turner, and $100,000 for Mr. Wiseman

(2)

This column represents the aggregate grant date fair value of the annual equity grants to directors paid in the form of RSUs. The aggregate grant date fair value is computed in accordance with FAS ASC Topic 718. The aggregate grant date fair value of the RSUs is equal to the closing price of the Company’s stock on February 13, 2014, the date of grant, multiplied by the number of RSUs awarded.

In accordance with their election to receive RSAs in lieu of all or part of their 2014 cash compensation, Exchanging Directors Mailloux, Muse, Turner, and Wiseman received RSAs with a value equal to 150% of such director’s Exchanged Cash Fees, determined as described above. With respect to Exchanging Directors, this column also includes the grant date fair value of the RSAs net of the director’s Exchanged Cash Fees, as follows: $59,640 for Mr. Mailloux, $50,780 for Mr. Muse, $58,385 for Mr. Turner, and $50,780 for Mr. Wiseman. RSAs in lieu of cash compensation are granted quarterly as of the last day of the applicable quarter. The aggregate grant date fair value of the RSAs is equal to the closing price of Dean Foods common stock on the date of grant.

(3)

The following table shows the aggregate number of outstanding RSAs, RSUs and exercisable stock options held by our non-employee directors as of December 31, 2014, including any shares for which beneficial ownership has been disclaimed:

Name	RSAs	RSU Awards	Option Awards
Tom C. Davis	—	15,630	57,143
Janet Hill	—	15,630	101,433
J. Wayne Mailloux	9,972	15,630	—
John R. Muse	8,578	15,630	101,433
Hector M. Nevares	—	15,630	101,433
Jim L. Turner	9,799	15,630	57,143
Robert T. Wiseman	8,519	13,675	—

Director Stock Ownership Guidelines

Our Corporate Governance Principles provide that within three years of joining the Board, each non-employee director is expected to own stock of the Company having a value of at least three times the director’s annual base cash retainer paid for service on our Board of Directors. For purposes of these guidelines, a director is deemed to “own” beneficially-owned shares, as well as RSAs and RSUs, whether or not any applicable restrictions have lapsed, but not stock options, whether vested or unvested. As of March 18, 2015, all directors were compliant.

CORPORATE GOVERNANCE

Independent Directors

Under applicable NYSE Rules, a director qualifies as “independent” only if the Board of Directors affirmatively determines that he or she has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a material relationship with the Company). Our Board of Directors conducts an annual assessment of the independence of each member of our Board of Directors, taking into consideration all relationships between our Company and/or our officers, on the one hand, and each director on the other, including the director’s commercial, economic, charitable and family relationships and such other criteria as our Board of Directors may determine from time to time. The guidelines established by our Board of Directors to determine director independence are included in our Corporate Governance Principles, which are available on our website at www.deanfoods.com.

In 2015, our Board determined that the following seven members of our Board of Directors are “independent,” as that term is used in the NYSE Rules and our Corporate Governance Principles: Tom C. Davis, Janet Hill, J. Wayne Mailloux, John R. Muse, Hector M. Nevares, Jim L. Turner, and Robert T. Wiseman. Because Mr. Tanner is currently the CEO of our Company, he was not determined to be an independent director in 2015. In addition, the Board has determined that Mr. Davis, Ms. Hill, Mr. Mailloux and Mr. Nevares are independent for Audit Committee purposes under Rule 10A-3 under the Exchange Act.

In making its independence determinations, the Board considered certain relationships and transactions, which are described below, and which are in addition to those described under “Policies Regarding Transactions with Related Parties; Relationships with our Executive Officers and Directors” on page 33 of this Proxy Statement. Ms. Hill serves on the Board of Directors of The Wendy’s Company and as a trustee for Duke University. We sell products to The Wendy’s Company and Duke University, all in the ordinary course of our business. In 2014, The Wendy’s Company (and its predecessor) paid approximately $25.8 million for our products, and Duke University paid approximately $51,167 for our products. Mr. Turner serves on the Board of Baylor Scott & White Health. We sold products to Baylor Scott & White Health in 2014, primarily through third-party managed food service companies. In 2014, Baylor Scott & White Health paid approximately $186,216 for our products, all in the ordinary course of our business. These amounts are not material either to us or to the other parties. Our Board of Directors has determined, considering all relevant facts and circumstances, that these relationships were not material and did not impact Ms. Hill’s or Mr. Turner’s status as independent directors, as defined by the rules of the NYSE and our Corporate Governance Principles.

Responsibilities of the Board

Our Board of Directors is responsible for overseeing and interacting with senior management with respect to key aspects of our business, including strategic planning, management development and succession, operating performance, compliance and stockholder returns. It is the responsibility of the Board of Directors to select and evaluate a well-qualified chief executive officer of high integrity and to approve the appointment of other members of the senior management team. The Board of Directors provides general advice and counsel to our CEO and other senior executives.

All directors are expected to avoid conflicts of interest and to represent the best interests of our stockholders in maintaining and enhancing the success of our business. The Board conducts a self-evaluation annually to ensure that it is functioning effectively.

Members of our Board of Directors are required to regularly attend Board meetings and to attend our Annual Meeting of Stockholders, unless unforeseen circumstances prevent them from doing so.

Our Board of Directors meets according to a set quarterly schedule and also holds special meetings and acts by unanimous written consent from time to time as appropriate. The Board met five times during 2014, including four regular meetings and one special meeting. In 2014, average director attendance at Board and applicable Committee meetings was 93%. No director attended fewer than 75% of the total number of Board and applicable Committee meetings in 2014. Seven of our eight directors then serving attended the 2014 Annual Meeting of Stockholders.

Board Leadership Structure

Our Company adheres to high standards of corporate governance. Our Board of Directors is composed primarily of independent directors, as that term is defined in the NYSE Rules and our Corporate Governance Principles. We have a strong and active Board of Directors that understands our business and works closely with our CEO and other senior management.

The Board may in its discretion combine or separate the roles of Chairman of the Board and CEO if it deems it advisable and in the best interests of the Company to do so. The Board has currently elected to separate the roles of Chairman of the Board and CEO with Mr. Davis serving as our Non-Executive Chairman of the Board and Mr. Tanner serving as our CEO. The Company’s Corporate Governance Principles provide for the annual election of the Chairman of the Board or, if the Chairman of the Board is not independent, a Lead Director. Mr. Davis was first elected as the Non-Executive Chairman of the Board in May 2013 and was re-elected in May 2014. He previously served as our Lead Director from August 2012 to May 2013.

The independent directors on our Board meet in executive session at each regularly scheduled Board meeting and following special meetings from time to time. Mr. Tanner works closely with Mr. Davis to identify appropriate topics of consideration for the Board and to plan effective and informative meetings.

All members of the Audit, Nominating/Corporate Governance and Compensation Committees of our Board of Directors are independent. Therefore, oversight of critical matters such as the integrity of our financial statements, executive compensation (including the compensation of the CEO), the nomination of directors and evaluation of the Board of Directors and its Committees and the CEO is entrusted solely to independent directors.

Board Composition

The Nominating/Corporate Governance Committee evaluates the composition of the Board annually and takes director tenure into account as part of its review. The Nominating/Corporate Governance Committee believes that Board continuity facilitates effective leadership, risk management, and oversight; further, a detailed understanding of the Company’s business – particularly the core dairy business – gained over years of service is an important attribute to consider when determining whether to recommend director nominees for the Board. Notwithstanding the value of experience, the Company’s Corporate Governance Principles provide that a director may not stand for reelection after reaching the age of 72 without an explicit determination by the Nominating/Corporate Governance Committee that such director’s election is in the best interest of stockholders.

Standing Committees of the Board – Responsibilities and Membership

Our Board of Directors has established certain committees to assist in the performance of its various functions. Each of the Board’s committees:

•

is composed exclusively of directors determined by the Board to be independent as defined under the rules of the NYSE and in accordance with our Corporate Governance Principles, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act;

•	is composed of members who are appointed by our Board upon recommendation of the Nominating/Corporate Governance Committee;

•	makes regular reports to the Board and reviews its own performance annually;

•	meets at least quarterly; and

•	operates under a charter.

Each committee charter is available on the Company’s web site at www.deanfoods.com. Stockholders may also contact our Investor Relations Department at 800.431.9214 to obtain a copy free of charge.

In addition, the Board has established the Executive Committee to act on behalf of the Board when the Board is not in session. The Executive Committee meets only as needed. In addition to the standing committees, the Board may from time to time establish ad hoc or special committees to assist in various matters.

The chart below lists the standing Committees of our Board of Directors and indicates who currently serves on those Committees and how many times each Board Committee met during 2014.

Board Member	Audit(1)(2)	Compensation(1)	Executive	Nominating/Corporate Governance(1)
Tom C. Davis	M	M	M
Janet Hill	M			M
J. Wayne Mailloux	C	M
John R. Muse		M	M
Hector M. Nevares	M			C
Gregg A. Tanner			C
Jim L. Turner		C	M	M
Robert T. Wiseman				M

Meetings in 2014	9	6	3	4

M     Committee Member

C     Committee Member/Chair

(1)

Our Board of Directors has determined, upon recommendation of the Nominating/Corporate Governance Committee, that all of the members of our Audit, Compensation and Nominating/Corporate Governance Committees are independent as defined under the rules of the NYSE and in accordance with our Corporate Governance Principles, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act. All Committee members are appointed by our Board of Directors upon recommendation of the Nominating/Corporate Governance Committee.

(2)

Our Board of Directors has determined, based upon recommendation of the Nominating/Corporate Governance Committee, that Messrs. Davis and Nevares are “audit committee financial experts,” as that term is defined by the SEC and that each of the members of the Audit Committee is “financially literate” as that term is used in the NYSE Rules.

Responsibilities of the Board’s Standing Committees

Audit Committee.  The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of and assessing the independence of our independent auditor;

•	overseeing the work of our independent auditor for the purpose of preparing or issuing an audit report or related work;

•	reviewing and discussing our annual and quarterly financial statements with management and our independent auditor;

•	meeting regularly with members of our management and with our independent auditor outside the presence of management;

•	overseeing our internal audit function;

•	monitoring and discussing our major financial risk exposures, including our risk assessment and risk management policies;

•	recommending policies regarding the hiring of current or former employees of our independent auditor;

•	establishing procedures for the receipt, retention and treatment of accounting-related complaints and concerns;

•	monitoring our compliance with applicable legal and regulatory requirements that may have a material impact on our financial statements or compliance policies;

•	providing oversight of our Insider Trading Policy, Code of Ethics and our Corporate Ethics and Compliance program;

•	overseeing our policies and practices with respect to corporate social responsibility, including environmentally sustainable solutions, ethics and compliance and the management of reputation risk;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor; and

•	preparing the Audit Committee report required by SEC rules, which is included in this Proxy Statement.

The Audit Committee has the authority to retain independent legal, accounting and other advisors, at our expense.

Nominating/Corporate Governance Committee. The purpose of the Nominating/Corporate Governance Committee is to consider, develop and make recommendations to the Board of Directors regarding corporate governance principles generally and with respect to the appropriate size, function and operation of the Board and its Committees to optimize the effectiveness of the Board. The Nominating/Corporate Governance Committee’s responsibilities include:

•	establishing the criteria for membership on the Board of Directors;

•	reviewing periodically our Corporate Governance Principles;

•	reviewing and making recommendations to the Board of Directors with respect to management succession planning and management development;

•	considering, recommending and recruiting candidates to fill new or open positions on the Board of Directors;

•	reviewing candidates recommended by stockholders;

•	conducting the appropriate inquiry into the backgrounds and qualifications of potential candidates;

•	recommending director nominees for approval by the Board of Directors and our stockholders;

•	considering possible conflicts of interest of Board members and executive officers;

•	recommending Board Committee members and director development;

•	overseeing the annual evaluation of the Board and its committees and the evaluation of management; and

•	reviewing transactions under our Related Party Transactions Policy (as defined below).

The processes and procedures followed by the Nominating/Corporate Governance Committee in identifying and evaluating director candidates are described below under the heading “Corporate Governance - Nominating Director.”

Compensation Committee.  The Compensation Committee’s responsibilities include:

•	reviewing and evaluating the performance of the CEO;

•	determining the CEO’s compensation;

•	reviewing and approving the compensation of our other executive officers and certain other key employees and acting in an advisory role on non-executive employee compensation;

•	setting our executive compensation policies and objectives and administering our executive compensation programs;

•	overseeing our long-term incentive compensation programs and making final determinations regarding grants under such programs;

•	retaining, overseeing, approving the compensation of and terminating compensation consultants and other outside advisors;

•	reviewing and making recommendations to the Board regarding director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included in this Proxy Statement; and

•	preparing the Compensation Committee report required by SEC and NYSE rules, which is included in this Proxy Statement.

Additional information regarding the processes and procedures followed by the Compensation Committee in considering and determining executive and director compensation is provided below under the heading “Compensation Discussion and Analysis” beginning on page 45 of this Proxy Statement.

The Compensation Committee reviews and approves the compensation for our executive officers, including the CEO. Our CEO makes recommendations to the Compensation Committee each year on the appropriate compensation to be paid to our executive officers, excluding himself. The Compensation Committee makes the final determination of the amount of compensation to be awarded to each executive officer, including the CEO, based on the Compensation Committee’s determination of how that compensation reflects the objectives of our compensation policies. The Compensation Committee has delegated limited authority to the CEO and two designated Executive Vice Presidents to grant stock options, RSUs, CPUs and other long-term incentive awards in connection with the hiring of certain new employees or the promotion or special recognition of selected employees.

The Compensation Committee meets several times each year to discuss setting individual compensation levels. The Compensation Committee seeks to establish compensation policies that will align management’s interests with those of the stockholders while also motivating and rewarding individual initiative and effort. The Compensation Committee also determines and establishes our short-term and long-term incentive plans and other executive benefits as needed throughout each year. In addition, the Compensation Committee evaluates any advisors to such committee for potential conflicts of interest and considers such conflicts in connection with any engagement of such advisors. For more information regarding the actions of our Compensation Committee, see the Compensation Discussion and Analysis section of this Proxy Statement.

Compensation Committee Consultant

The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. The Compensation Committee has retained a compensation consultant, Mercer (US), LLC (“Mercer”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., to assist in connection with setting compensation. The Compensation Committee relies on Mercer to collect and analyze market compensation data. In addition, Mercer assists the Compensation Committee in validating the Company’s performance relative to our peer group with respect to the awards made under our long-term incentive plans. The Compensation Committee works with Mercer to ensure that position descriptions are appropriately comparable between our Company and those companies in our peer group and to properly adjust the raw data so that it is appropriate for a company of our size. Using this data, Mercer makes preliminary compensation recommendations based on our Compensation Committee’s compensation philosophy.

In 2013, the Compensation Committee conducted a request for proposal (“RFP”) for executive compensation services and decided to retain Mercer. Mercer was chosen because of its industry expertise and previous service delivery. Mercer was retained to provide executive compensation services and reports directly to the Compensation Committee chairman with respect to such services. Although the Compensation Committee approves the scope of Mercer’s work for the Compensation Committee and its fees for those services, Mercer works with management as well to ensure that its advice and recommendations reinforce the Company’s business strategy and are consistent with the Company’s pay-for-performance philosophy.

Examples of executive compensation services provided by Mercer during 2014 include the following:

•	participation in Compensation Committee meetings as advisor to the Committee;

•	market assessments of executive total compensation;

•	consultations with management and the Compensation Committee on the design of short-term and long-term incentive plans;

•	periodic updates on market trends;

•	assessment of compensation of the Board of Directors; and

•	preparation of tally sheets for executive compensation.

Mercer provides advice and assistance to the Company in several areas outside of executive compensation, including the following:

•	retirement consulting, which includes actuarial valuations;

•	consulting on multiemployer plans and collective bargaining agreements, plan consolidations and government forms;

•	defined benefit plan outsourcing;

•	internal job grading and benchmarking for non-executive employees;

•	health and benefit outsourcing and consulting;

•	human resources and compensation software; and

•	due diligence and consulting services related to acquisitions and dispositions.

In addition, we have engaged affiliates of Marsh & McLennan Companies, Inc., the parent company of Mercer, to provide certain group insurance, risk management services and actuarial services.

The aggregate fees billed by Mercer in 2014 were approximately: $3,432,040

•	$307,642 for consulting services related to executive compensation that were provided to management and the Compensation Committee; and

•

$3.1 million for other services provided to the Company, as set forth above, including approximately $2.8 million for services provided by affiliates of Mercer; the Mercer employees advising the Compensation Committee were not involved in the provision of services by Mercer’s affiliates.

Mercer operates its compensation practice as a separate business unit from its other services, and we have been advised by Mercer that the compensation of its compensation consultants is based solely on the fees generated by the executive compensation practice. The Compensation Committee has adopted the following policy with respect to the compensation consultant:

•	The Compensation Committee directly engages the compensation consultant.

•	The executive compensation services provided by the compensation consultant to management and the Compensation Committee are approved in advance by the Compensation Committee.

•	The Compensation Committee reviews all other support services provided by the compensation consultant or its affiliates to the Company on a quarterly basis.

Although the Compensation Committee does not approve in advance the engagement of Mercer by management for services other than those related to executive compensation, the Compensation Committee reviews, on a quarterly basis, all other services provided by Mercer and considers on an ongoing basis whether such services compromise Mercer’s independence in providing services to the Compensation Committee. The other services were approved by management in the normal course of business.

In addition the Compensation Committee considered the independence of Mercer in light of SEC rules and NYSE listing standards. The Compensation Committee received a letter from Mercer addressing its independence, including the following factors: (i) other services provided to the Company by Mercer; (ii) fees paid by the Company as a percentage of Mercer’s total revenue; (iii) policies or procedures maintained by Mercer that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and any member of the Compensation Committee; (v) any Company stock owned by the individual consultants involved in the engagement; and (vi) any business or personal relationship between the Company’s executive officers and Mercer or the individual consultants involved in the engagement. The Compensation Committee concluded that the work of Mercer did not raise any conflict of interest.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors and its members are set forth in the chart of committee information on page 27. None of our executive officers has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of the Compensation Committee.

Communications with the Board of Directors

Should you wish to contact our Non-Executive Chairman of the Board or any other member of our Board of Directors on a Board-related issue, you may write to him or her in care of our Corporate Secretary at 2711 North Haskell Avenue, Suite 3400, Dallas, Texas 75204. Relevant communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as: business solicitations or advertisements, junk mail and mass mailings, new product suggestions, product complaints, product inquiries, resumes and other forms of job inquiries, spam and surveys. In addition, material that is threatening, illegal or similarly unsuitable will be excluded. Any communication that is screened as described above will be made available to any director upon his or her request.

Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risk. While the Board is ultimately responsible for overall risk oversight at our Company, our three primary Board Committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. Pursuant to its charter, the

Audit Committee has primary responsibility for monitoring the Company’s major financial risk exposures and the steps the Company has taken to control such exposures, including the Company’s risk assessment and risk management guidelines and policies. The Company has established a Financial Disclosure Committee composed of members of management to assist in fulfilling our obligations to maintain effective disclosure controls and procedures and to coordinate and oversee the process of preparing our securities filings with the SEC. In addition, our management team has implemented an enterprise risk management program to conduct an annual business risk assessment and present its findings and progress toward mitigating such risks to the Audit Committee throughout the year. The business risk assessment includes an action plan to address such risks, and the Audit Committee discusses with management the appropriateness of such strategies. The Compensation Committee is charged with ensuring that our compensation policies and procedures do not encourage risk taking in a manner that would have a material adverse impact on the Company. The Nominating/Corporate Governance Committee is charged with overseeing risks with respect to our Related Party Transaction Policy and with respect to issues arising with directors and director nominees. Each Committee reports its findings to the full Board on a quarterly basis for consideration. In addition, the Board receives updates from senior management on other areas of material risk at each regularly scheduled quarterly meeting, including operational, financial, legal and regulatory, and strategic and reputational risks. These measures are designed to allow the Board to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Policies Regarding Transactions with Related Parties;

Relationships with our Executive Officers and Directors

Under our Code of Ethics, directors, officers and employees are expected to make business decisions and take actions based upon the best interests of the Company and not based upon personal relationships or benefits.

The Board of Directors has recognized that some transactions, arrangements and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written policy governing these transactions (the “Related Party Transaction Policy”). The Related Party Transaction Policy governs any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which our Company was, is or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has or will have a direct or indirect material interest:

•	our directors, nominees for director or executive officers;

•	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

The Nominating/Corporate Governance Committee of the Board of Directors is responsible for reviewing and approving these transactions.

Any transaction proposed to be entered into by the Company with a related party must be reported to our General Counsel and reviewed and approved by the Nominating/

Corporate Governance Committee in accordance with the terms of the Related Party Transaction Policy, prior to effectiveness or consummation of the transaction, whenever practicable. If advance approval is not practicable under the circumstances, the Nominating/Corporate Governance Committee will review and, in its discretion, may ratify the related party transaction at the next meeting of the Nominating/Corporate Governance Committee. In the event management becomes aware of any further related party transactions subsequent to that meeting, such transactions may be presented to the Nominating/Corporate Governance Committee for approval at the next Nominating/Corporate Governance Committee meeting, or where it is not practicable or desirable to wait until the next Nominating/Corporate Governance Committee meeting, to the Chair of the Nominating/Corporate Governance Committee (to whom authority has been delegated to act between Committee meetings) subject to ratification by the Nominating/Corporate Governance Committee at its next meeting.

Any transaction with a related party previously approved by the Nominating/Corporate Governance Committee or otherwise already existing that is ongoing in nature shall be reviewed by the Nominating/Corporate Governance Committee annually.

The Nominating/Corporate Governance Committee (or the Chair) will approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and our stockholders, as the Nominating/Corporate Governance Committee (or the Chair) determines in good faith in accordance with its business judgment. In addition, the transaction must be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. The Company did not enter into any related party transaction of the type required to be disclosed under Item 404 of Regulation S-K under the Exchange Act.

FMR LLC (“Fidelity”) filed an amended Schedule 13G in February 2015, stating that it holds 9.8% of the Company’s common stock through its subsidiaries, FMR Co., Inc., Pyramis Global Advisors Trust Company, Pyramis Global Advisors, LLC, and Strategic Advisers Group. As a result of beneficially owning more than 5% of our common stock, Fidelity is currently considered a “related party.” Certain affiliates of Fidelity provide or will provide services to us in connection with the recordkeeping and administration of our stock and other benefit plans. No payments were made to these entities for such services in 2014; however, we estimate that we will pay them approximately $519,000 for these services in 2015. The contracts were negotiated at arm’s length.

Other transactions considered by our Board in assessing director independence, but which do not involve a direct or indirect material interest for the related person, are described in this Proxy Statement under the heading “Corporate Governance – Independent Directors.”

Nominating Directors

Nominations by the Board of Directors. The Nominating/Corporate Governance Committee, with the input of the CEO, is responsible for recommending to the Board (1) nominees for Board membership to fill vacancies or newly created positions and (2) the persons to be nominated by the Board for election at the Company’s Annual Meeting of Stockholders. In connection with the selection and nomination process, the Nominating/Corporate Governance Committee reviews the desired experience, skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board. In considering whether to recommend any candidate to the Board, the Nominating/Corporate Governance Committee will apply the criteria set forth in our Corporate Governance Principles.

The Nominating/Corporate Governance Committee may, from time to time, as appropriate, retain search firms to assist in identifying qualified director candidates. The Nominating/Corporate Governance Committee looks for individuals who have displayed high ethical standards, integrity, sound business judgment and a willingness to devote adequate time to Board duties. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, disability or sexual orientation.

Nominations by Stockholders. Stockholders may recommend individuals to the Nominating/Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and the number of shares of our common stock beneficially owned by the nominee, to the Nominating/Corporate Governance Committee, c/o Corporate Secretary, 2711 North Haskell Avenue, Suite 3400, Dallas, Texas 75204. Assuming the appropriate information has been provided on a timely basis, the Nominating/Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the Board of Directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in the Proxy Statement for the next annual meeting of stockholders.

Stockholders also have the right under our Bylaws to directly nominate candidates, without any action or recommendation on the part of the Nominating/Corporate Governance Committee or the Board of Directors. Our Bylaws require that the Company be given advance written notice of stockholder nominations for election to the Board of Directors. Such nomination must contain the information required by our Bylaws with respect to the nominee and the stockholder. To be timely, a stockholder’s notice must be delivered to the Corporate Secretary (i) in the case of an annual meeting, not earlier than the 120th day and no later than 5:00 P.M., Central Time, on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the 120th day prior to the date of such annual meeting and not later than 5:00 P.M., Central Time, on the later of the 90th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the corporation; or (ii) in the case of a special meeting at which the Board of Directors gives notice that directors are to be elected, not earlier than the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date such special meeting is less than 100 days prior to the date of such special meeting, the tenth day following the day on which public announcement of the date of the meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is first made. For our 2016 Annual Meeting of Stockholders, assuming no advancement or delay by more than 30 days from the first anniversary of the date of our 2015 Annual Meeting of Stockholders, such notice must be received no earlier than January 14, 2016 and no later than February 13, 2016.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our directors, executive officers and employees. Our Code of Ethics is posted on our corporate website at www.deanfoods.com. Any amendments to or waivers of our Code of Ethics for directors or executive officers will also be posted on our website. If you would like a copy of our Code of Ethics, please request one by writing or calling our Investor Relations Department at:

Dean Foods Company

Attention: Investor Relations

2711 North Haskell Avenue, Suite 3400

Dallas, Texas 75204

800.431.9214

Ethics and Compliance Oversight

We have a designated Chief Compliance Officer who oversees our ethics and compliance program. He provides quarterly reports to the Audit Committee on the program’s effectiveness and works closely with various compliance functions to coordinate the sharing of best practices across our Company.

PROPOSAL 2

Ratification of Selection of Independent Auditor

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP to serve as our independent auditor for the 2015 fiscal year and is soliciting your ratification of that selection.

The Audit Committee has responsibility for the selection of our independent auditor and stockholder ratification is not required. However, as a matter of good corporate governance, the Audit Committee is soliciting your vote on this proposal and will take your vote into consideration when selecting our independent auditor in the future.

The Audit Committee has responsibility for overseeing our financial reporting and various other matters. See page 28 of this Proxy Statement for further information about the responsibilities of our Audit Committee and page 40 for the Audit Committee Report.

Our Board of Directors unanimously recommends that you vote FOR Proposal 2.

Independent Auditor information

Deloitte & Touche LLP has served as independent auditor for the Company since its formation. In addition to performing the audit of the Company’s consolidated financial statements, Deloitte & Touche also provides various other services to the Company. All of the services provided for the Company by Deloitte & Touche in 2014 were approved by the Audit Committee. The following table presents aggregate fees and reimbursable expenses billed to the Company and its consolidated subsidiaries by Deloitte & Touche in 2014 and 2013. The fees include those related to the services performed with respect to WhiteWave which was a consolidated subsidiary through May 23, 2013, the date of the WhiteWave Spin-Off.

	2014	2013
Audit Fees(1)	$4,185,000	$4,325,000
Audit-Related Fees(2)	93,000	1,305,000
Tax Fees(3)	75,000	225,000
All Other Fees(4)	50,000	523,000

Total	$4,403,000	$6,378,000

(1)

“Audit Fees” includes fees and expenses billed for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and services provided in connection with statutory and regulatory filings. Also included in this caption is the audit of the Company’s internal controls over financial reporting pursuant to section 404 of the Sarbanes-Oxley Act of 2002.

(2)

“Audit-Related Fees” includes fees billed for services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under the caption “Audit Fees.” These fees include due diligence on acquisitions and divestitures, including fees in 2013 related to the WhiteWave IPO in October 2012 and follow-on audit and registration statements associated with WhiteWave through the date of the WhiteWave Spin-Off. The WhiteWave audit-related fees included above were $577,000 in 2013.

(3)	“Tax Fees” includes fees billed for services that are related to tax compliance and advice, including international tax consulting. The WhiteWave tax fees included above were $22,000 in 2013.

(4)

“All Other Fees” includes fees and expenses not related to audit or tax services, including advice regarding various sustainability analyses and disclosure, as well as advice regarding contract compliance with certain separation arrangements. The WhiteWave “other” fees included above were $94,000 in 2013.

The Audit Committee has recommended ratification of its engagement of Deloitte & Touche as the Company’s independent auditor for 2015.

The Audit Committee has sole authority to engage and determine the compensation of the Company’s independent auditor. The Audit Committee’s pre-approval is required for any engagement of Deloitte & Touche. Annually, the Audit Committee pre-approves certain services to be provided by Deloitte & Touche. The Audit Committee also considers the engagement of Deloitte & Touche for the provision of other services during the year. In addition to conducting the Company’s 2015 audit, the Audit Committee has pre-authorized Deloitte & Touche to provide services to the Company in connection with the following types of audit-related and tax matters:

Audit-Related Engagements

•	audit of the financial statements for any subsidiary or other combined financial statements of the Company as requested;

•	work performed in connection with registration statements such as due diligence procedures, issuance of comfort letters, consents and assistance responding to SEC comment letters;

•	due diligence services related to potential acquisitions and divestitures of businesses, including tax structuring, consultation on post-transaction agreement provisions and related advice;

•	post-acquisition review of acquired business financial statements (including purchase accounting issues); and

•	closing balance sheet audits pertaining to dispositions.

Tax Engagements

•	U.S. federal, state, local and international tax planning and advice regarding the tax consequences of proposed or actual transactions;

•	assistance with U.S. federal, state, local and international income, franchise and other tax filings (such as preparation of returns and related matters);

•	advice on tax audits;

•	tax structuring and related advice in connection with potential restructurings and business and legal entity realignment;

•	transfer pricing and cost segregation studies; and

•	tax advice regarding new statutory, regulatory or administrative developments.

Other

•	participation in Deloitte & Touche-sponsored benchmarking surveys, educational, informational or other activities;

•	use of Deloitte & Touche financial reporting compliance checklists; and

•	subscription service for use of Deloitte & Touche’s accounting research tool.

The pre-approval described above will expire in the first quarter of 2016. In the event a matter of a type listed above arises before the first quarter of 2016, the Audit Committee has authorized management, if necessary, to negotiate, for the Audit Committee’s approval and execution, an engagement agreement related to that matter. For each such matter, management is required to provide the Audit Committee, at its next regularly scheduled meeting, with documentation about the services provided or to be provided. Any service that management requests Deloitte & Touche to provide that is of a type that has not been pre-approved must be considered at a meeting of the Audit Committee before the service is provided, or may be pre-approved by the Chair of the Audit Committee pursuant to a delegation by the Audit Committee. In determining whether to approve the engagement of Deloitte & Touche, the Audit Committee considers whether such engagement is consistent with Deloitte & Touche’s independence. The Audit Committee also considers the amount of audit and audit-related fees in comparison to all other fees paid to Deloitte & Touche and the Audit Committee reviews such comparisons regularly.

Representatives of Deloitte & Touche will be present at the 2015 Annual Meeting of Stockholders to make a statement, if they choose, and to answer any appropriate questions you may have.

AUDIT COMMITTEE REPORT

We have reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2014 and the assessment of the Company’s internal control over financial reporting with representatives of Deloitte & Touche LLP and Company management. We have discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. We discussed with the Company’s Chief Audit Executive and with Deloitte & Touche the overall scope and plans for their respective audits. We met with the Company’s Chief Audit Executive and with Deloitte & Touche, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. We have also regularly reviewed and discussed the Company’s activities with respect to risk assessment and risk management and received regular reports regarding the Company’s compliance program.

We have discussed with Deloitte & Touche the matters that are required to be discussed by the Statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received from Deloitte & Touche the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and we have discussed with Deloitte & Touche their independence.

We have considered whether the services performed by Deloitte & Touche, other than audit services or services related to the audit, are compatible with maintaining the independence of Deloitte & Touche, and we have concluded that they are. Based on our reviews and discussions with management and Deloitte & Touche, as described above, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

This report is presented by:

The members of the Audit Committee

J. Wayne Mailloux (Chairman)

Tom C. Davis

Janet Hill

Hector M. Nevares

PROPOSAL 3

Non-Binding Advisory Vote on Executive Compensation (“Say-on-Pay”)

Pursuant to Section 14A of the Exchange Act, the Company asks stockholders to cast an advisory vote to approve the compensation paid to our Named Executive Officers in 2014 as disclosed in this Proxy Statement. While this vote is non-binding, the Company values the opinions of its stockholders and will consider the outcome of the vote when making future compensation decisions.

Our compensation policies and practices are described in the Compensation Discussion and Analysis section beginning on page 45 of this Proxy Statement and in the related compensation tables, notes and narrative disclosure included in this Proxy Statement. The Compensation Discussion and Analysis discusses in detail how our compensation policies and procedures implement our compensation philosophy of directly linking executive compensation to the Company’s performance and strongly aligning the interests of our executive officers with our stockholders.

Our Board of Directors is asking stockholders to approve, on an advisory basis, the following resolution:

RESOLVED, the stockholders of Dean Foods Company hereby approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers (as defined below in “Compensation Discussion and Analysis”), as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table, and other compensation tables and any related material disclosed in this Proxy Statement.

The Board has adopted a policy of providing annual advisory votes on the compensation of our NEOs. The next advisory vote to approve our executive compensation will occur at the 2016 Annual Meeting of Stockholders, unless the Board modifies its policy on the frequency of holding such advisory votes.

Our Board of Directors unanimously recommends that you vote FOR Proposal 3.

Executive Officers of the Company

The term “executive officer” is defined by applicable securities law as a company’s president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function or any other person who performs similar policy-making functions for the public company. According to that definition, as of the date of this Proxy Statement, our Board of Directors has determined that our “executive officers” are:

Gregg A. Tanner

Chief Executive Officer and Director

See Mr. Tanner’s biography on page 19 of this Proxy Statement.

Chris Bellairs

Executive Vice President, Chief Financial Officer

Mr. Bellairs, age 54, has served as our Executive Vice President and Chief Financial Officer since March 1, 2013. Prior to being promoted to such position he served in various capacities including as our Executive Vice President, Chief Financial Officer Designate since November 2012; as Chief Financial Officer of our Fresh Dairy Direct business from January 2012 until November 2012; and as our Vice President—Supply Chain Finance from 2008 through 2011. Prior to joining Dean Foods, Mr. Bellairs worked at PepsiCo, Inc., a global food and beverage company, from 1996 to 2004, where he most recently served as Vice President and Chief Financial Officer for the Foodservice and Vending division and led the financial integration of the Quaker Oats, Gatorade and Tropicana brands. Prior to joining PepsiCo, he worked at Procter & Gamble in various finance management roles and served as divisional Chief Financial Officer at Expedia, Inc. and Iron Mountain Incorporated and in a senior leadership role at The University of Notre Dame. Mr. Bellairs was an intelligence officer in the U.S. Army for six years.

C. Shay Braun

Senior Vice President, Operations and Procurement

Mr. Braun, age 48, became our Senior Vice President, Operations and Procurement in September 2013. Mr. Braun leads all of our manufacturing operations, as well as our operational centers of excellence, which include Engineering and Sustainability, Environmental Health and Safety and Quality Assurance. He is also responsible for managing the Company’s $5 billion dairy procurement activities. Mr. Braun joined Dean Foods in December 2007 as Vice President of Operations and was promoted to Senior Vice President, Procurement in January 2012 and to Senior Vice President, Procurement and Operations Support in November 2012. Mr. Braun has more than 20 years of supply chain and operations experience in the food and beverage industry. Prior to Dean Foods, he held positions of increasing responsibility with Sara Lee Corporation (successor in interest to Earthgrains Co.), from 1995 to 2007, where he last served as Vice President of LEAN Productivity. Mr. Braun also held various operational positions with Interstate Brands Corporation from 1993 to 1995 and Frito-Lay North America, Inc. from 1990 to 1993. Mr. Braun also serves on the Board of Directors of Promise House, a nonprofit organization.

Marc L. Kesselman

Executive Vice President, General Counsel, Corporate Secretary and Government Affairs

Mr. Kesselman, age 43, joined Dean Foods in January 2015 as Executive Vice President, General Counsel, Corporate Secretary and Government Affairs. In this role, Mr. Kesselman oversees the Company’s legal, regulatory and government affairs matters.

Prior to joining Dean Foods, Mr. Kesselman served as Senior Vice President and General Counsel of PepsiCo Americas Foods and Frito-Lay North America, Inc. from February 2012 to January 2015. He served in the same position for PepsiCo North American Foods from September 2011 to January 2012 and as Vice President and General Counsel for Frito Lay from January 2009 to September 2011. Mr. Kesselman served as General Counsel of the U.S. Department of Agriculture from 2006 to 2009, where he advised the Secretary of Agriculture and directed all legal activity for the Department, and for the previous three years he served as Deputy General Counsel in the White House Office of Management and Budget, where he handled a variety of regulatory, budgetary and legal policy matters. He has also worked at the U.S. Department of Justice as Senior Counsel in the Office of Legal Policy and as a Trial Attorney in its Civil Division. Mr. Kesselman currently serves on the Board of the Dallas Symphony and the Board of the Texas General Counsel Forum. He also serves on the Campaign Cabinet of the United Way of Metropolitan Dallas.

S. Craig McCutcheon

Senior Vice President, Logistics

Mr. McCutcheon, age 54, assumed his current role as Senior Vice President, Logistics in August 2014. Mr. McCutcheon leads all transportation and logistics operations for our nationwide distribution network. Prior to that, he led our Continuous Improvement and Business Optimization activities as Vice President, Continuous Improvement from 2006 - 2014. Mr. McCutcheon is one of Dean Foods’ most seasoned veterans with more than 34 years of experience in various locations, functions and roles. He began his career in 1980 with Flav-O-Rich Dairy in Georgia, and later joined Mayfield Dairy, which was acquired by Dean Foods. He’s served as a Distribution Supervisor, Branch Manager, Sales and Operations Manager, and General Manager, in various locations in the Southeast and in Ohio.

Brian Murphy

Senior Vice President, Chief Information Officer

Mr. Murphy, age 48, has served as Senior Vice President, Chief Information Officer of Dean Foods since September 2013. In his current role, he is responsible for the Company’s information technology solutions. Mr. Murphy first joined Dean Foods in 2010 as Vice President, Supply Chain IT. He later served as Chief Information Officer for the Company’s Morningstar business unit, and continued in that role after Dean Foods sold Morningstar to Saputo Inc. in early 2013. He returned to Dean Foods in his current role in September 2013. Prior to Dean Foods, Mr. Murphy served as Senior Manager Shared Service of T-Mobile (USA) from 2008 to 2010, where he was responsible for the creation of a shared service organization to implement and support an order revenue stream as well as core operations. He also served in various IT, supply chain, logistics and engineering roles, both in the U.S. and internationally, at Whirlpool Corporation from 2002 to 2008 and at Colgate Palmolive Limited from 1994 to 2002. He also serves on the Board of Directors of Momentx Corporation, the parent company of Dairy.com, a leading provider of market intelligence and software-as-a-service solutions for the dairy industry.

Ralph Scozzafava

Executive Vice President, Chief Commercial Officer

Mr. Scozzafava, age 55, joined Dean Foods in October 2014 as Executive Vice President and Chief Commercial Officer. He oversees all commercial operations for Dean Foods, with responsibility for the Company’s geographically diverse selling, marketing, and research and development activities. From May 2008 to November 2013, Mr. Scozzafava served as the Chairman of the Board of Directors and Chief Executive Officer of Furniture Brands International, Inc. and as its Vice Chairman and Chief Executive Officer -

designate from June 2007 to May 2008. Furniture Brands filed a petition under Chapter 11 in the United States Bankruptcy Court for the District of Delaware in September 2013, culminating with the sale of the assets of the company in November 2013. Prior to that, he was employed at Wm. Wrigley Jr. Company, where he held several positions, including serving as Vice President - Worldwide Commercial Operations from March 2006 to June 2007, and as Vice President & Managing Director - North America/Pacific from January 2004 to March 2006. Prior to joining Wrigley, Mr. Scozzafava served in sales, marketing and merchandising positions at Campbell Soup Company, Clorox Company, and Johnson & Johnson. Mr. Scozzafava also serves on the Board of Directors of Stage Stores, Inc., where he is a member of the Compensation Committee and the Audit Committee.

Kimberly Warmbier

Executive Vice President, Chief Human Resources Officer

Ms. Warmbier, age 53, joined Dean Foods in May 2012 as Senior Vice President of Human Resources for Fresh Dairy Direct. She was promoted to her current position in November 2012. Prior to Dean Foods, Ms. Warmbier served as the Senior Vice President, Human Resources, for J.C. Penney Company, Inc. from November 2009 to December 2011 where she led human resource professionals supporting more than 150,000 associates in supply chain, stores and corporate. Her experience also includes more than 20 years in the consumer packaged goods industry with PepsiCo, Inc. where she led the HR PepsiCo Customer teams for the company’s five North American sales divisions including Frito-Lay, Pepsi, Tropicana, Quaker Oats and Gatorade. Ms. Warmbier currently serves on the North Texas Food Bank Board of Directors and is a member of their NTFB Finance and Executive Committees. She is a former member of the Board of Directors of Girl Scouts Northeast Texas, a nonprofit organization, where she served on the CEO Selection Committee.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is intended to provide our stockholders with an understanding of our compensation policies and practices during 2014 for our CEO, our CFO and our three other most highly compensated executive officers serving at December 31, 2014. These individuals are identified below:

•	Gregg A. Tanner, our CEO and a director

•	Chris Bellairs, our Executive Vice President and CFO

•	Kimberly Warmbier, our Executive Vice President, Chief Human Resources Officer

•	Shay Braun, our Senior Vice President, Operations and Procurement

•	Brian Murphy, our Senior Vice President, Chief Information Officer

In addition, we will address the compensation of the following individual who served as an executive officer for a portion of 2014 and who would have been among our most highly compensated executive officers in 2014, other than our CEO and CFO, had he served as an executive officer of Dean Foods at the end of 2014:

•	Martin J. Devine, who served as our Chief Commercial Officer until November 1, 2014.

The six individuals above are collectively referred to herein as our “Named Executive Officers” or “NEOs”. We refer to Messrs. Tanner, Bellairs, Braun, Murphy and Ms. Warmbier collectively as our “current NEOs”. We refer to Mr. Devine as our “former NEO”.

To further illustrate the concepts in this Compensation Discussion and Analysis, we have included charts and tables where we believe appropriate to enhance our stockholders’ understanding of our NEOs’ compensation. These tables and charts are meant to be in addition to, and not an alternative to, the charts and tables provided under the heading “Compensation Tables for Named Executive Officers” beginning on page 65 of this Proxy Statement.

Executive Summary

Our executive compensation program is intended to:

•	attract and retain top talent;

•	motivate and reward the performance of officers to achieve the Company’s strategic, financial and operating performance objectives;

•	ensure that our total compensation is competitive with our peers; and

•	align our executives’ interests with the long-term interests of our stockholders with the ultimate goal of driving long-term stockholder value.

In 2014, the three primary components of our NEOs’ total target direct compensation were salary, short-term incentives and long-term incentives, as described below:

Program	Component	Type	Form	Description
Salary	Base Salary	Fixed	Cash	• Relatively small portion of NEO compensation • Peer group target: 60th percentile
Short-Term Incentives (2014 STI Plan)	Financial Performance	Performance (Company)	Cash	• 60% of total STI award • Based on operating income target set by Compensation Committee • Peer group target: 50th percentile
	Individual Objectives	Performance (Individual)	Cash	• 40% of total STI award • Based on individual objectives set by Compensation Committee • Peer group target: 50th percentile
Long-Term Incentives (2007 Plan)	RSUs	Fixed	Equity	• 50% of total LTI award • Vest ratably over three years • Peer group target: 50th percentile
	CPUs	Performance (Company)	Cash

•  CEO and Executive Vice Presidents: 50% of total LTI award

•  Senior Vice Presidents: 25% of total LTI award

•  Based on annual Bank EBITDA target set by Compensation Committee

•  2014 awards affect three-year cycles begun in 2013 and 2014

•  Peer group target: 50th percentile

	Dean Cash	Fixed	Cash	• Senior Vice Presidents: 25% of total LTI award • Vests on 12/31 of the third year following grant date

Our 2014 Financial Performance

2014 was a challenging year for our business as we faced record high dairy commodity prices, softening category volumes, and ongoing production and distribution transitory costs associated with accelerated plant closures and loss of volumes. As a result, our operating results did not meet expectations. Our 2014 operating results included:

•	consolidated adjusted operating income of approximately $36 million;

•	adjusted EBITDA of $196 million; and

•	adjusted loss per share of $0.14 per share.

How our Compensation Programs Emphasize Performance

The compensation paid to our NEOs for 2014 shows that our performance-based incentive plans are working as designed. As discussed above, 2014 was a particularly challenging year for the Company. We did not meet the adjusted operating income targets established by the Compensation Committee pursuant to our 2014 Short-Term Incentive Compensation Plan (the “2014 STI Plan”). These targets are designed to reflect our pay-for-performance philosophy, and the Company must reach these goals for our NEOs to be compensated under the financial performance portion of our 2014 STI Plan. Thus, on account of the Company’s failure to meet expectations, none of our NEOs received payments under the financial performance portion of the 2014 STI Plan.

We also tie a portion of the potential compensation under the 2014 STI Plan to individual, rather than Company, performance. We believe these payments are necessary to motivate and reward our executive officers, especially during difficult times for our core dairy business. In 2014, as a result of our NEOs’ efforts in meeting or exceeding individual objectives set by the Compensation Committee during a difficult economic period, each of our NEOs received a modest payment (ranging from 15% to 20% of their STI Plan total target amount) under the 2014 STI Plan.

Additionally, as part of our long-term compensation, we grant to our executive officers CPUs whose value in 2014 was based on achievement of specific Bank EBITDA (as defined below) targets. CPUs are designed to link compensation to the Company’s performance over rolling three-year periods. None of our NEOs will receive CPU payouts for the 2014 performance period because we did not meet the Bank EBITDA target threshold this period.

Our Pay Practices

Our Board of Directors and the Compensation Committee have adopted compensation practices that are intended to emphasize a pay-for-performance compensation philosophy and to ensure that the efforts of management are consistent with the objectives of our stockholders.

WHAT WE DO	WHAT WE DON’T DO

✓ Emphasize pay-for-performance. A substantial portion of our executive officers’ compensation is at-risk and subject to either Company or individual performance goals.	✗ No hedging/pledging transactions. We do not allow directors, officers or other employees to hedge or otherwise enter into derivative transactions relating to our common stock and we prohibit future pledges of our stock.

✓Challenging performance goals. Our Compensation Committee sets rigorous performance targets. We believe these goals motivate our executives to deliver value to stockholders.	✗ No capped incentive plans. Each of our incentive awards has a limit on the amount an executive can earn to ensure that our bonuses reward positive performance without offering a windfall opportunity.

✓ Require stock ownership. Our executive officers share the interests of our stockholders.	✗ No repricing of options. We do not allow repricing of underwater stock options unless approved by stockholders.

✓ Provide double-trigger provisions. Our change in control agreements and equity awards contain modified double-trigger provisions.	✗ No tax gross-ups. We do not provide for tax gross-up provisions in change in control agreements with our NEOs.

✓ Maintain a clawback policy. Our clawback policy protects the Company in the event of fiscal mismanagement.	✗ No defined benefit pension. We do not maintain a defined benefit pension plan for executive officers.

Stockholder Engagement

The Board strives to align our compensation practices with our stockholders’ interests, and in 2014 we conducted significant outreach efforts to stockholders regarding our executive compensation programs and corporate governance practices. After meeting with or receiving input from a number of our stockholders (including 5 of our 10 largest stockholders), we better understand their concerns and have strengthened our compensation practices accordingly. We plan to continue this dialogue in the future.

Generally, our stockholders were supportive of our corporate governance practices, including our executive compensation programs. We specifically sought input from our stockholders regarding the proper response to the stockholder proposal that passed at our 2014 Annual Meeting of Stockholders. This proposal asked our Board to adopt a policy that would have required our executives to forfeit all future unvested equity awards in the event of a change in control. Following our engagement with our stockholders and based on our Board’s review of market practices, the Board amended our equity incentive plan to provide that any awards granted thereunder after December 31, 2014 will not automatically vest upon the occurrence of a change in control so long as they continue in effect on terms that are no less favorable than the terms that were applicable immediately prior to change in control. Pursuant to the amendment, such awards will vest in full if the Company or its successor terminates the employee’s employment involuntarily (other than for cause) or constructively within 24 months after the change in control. If these post-2014 awards will not continue in effect on terms that are at least as favorable as those that applied immediately prior to the change in control, whether because the acquiring entity decides not to provide appropriate substitute awards, or because the requisite conditions to preserve the existing terms of these awards are not met, the affected awards will vest in full, and generally become payable, upon the change in control.

Feedback from stockholders was a critical element of the Board’s decision. With this input the Board was able to confirm that a market-aligned approach met our stockholders’ expectations and satisfied the concerns expressed in the stockholder proposal.

The Compensation Committee also took into account the stockholders’ feedback, along with the fact that the “say-on-pay” proposal at our 2014 Annual Meeting of Stockholders passed with 94% of the vote, when reviewing potential changes to our executive compensation programs and policies.

Governance Practices Related to Executive Compensation

In addition to designing our compensation plans to achieve the objectives outlined above, the Compensation Committee seeks to employ corporate governance best practices to align the interests of our executives with the interests of our stockholders and has adopted the compensation policies set forth below.

Clawback Policy

Our clawback policy is applicable to both our short-term and long-term incentive compensation plans and provides the Company with the right to recover all or part of an employee’s cash bonus or equity-based compensation award, or to cancel any equity-based compensation award granted on or after February 1, 2010, if there is any restatement of our audited financial statements resulting from such employee’s fraud, intentional misconduct, gross negligence or other misfeasance or nonfeasance, which results in an employee’s award being greater than the amount that should have been awarded, paid or accrued.

Stock Ownership Guidelines

Our stock ownership guidelines apply to our executive officers and require our CEO to own Dean Foods stock equal in value to five times his annual base salary and our other executive officers to own Dean Foods stock equal in value to two times their annual base salaries.

No Tax Gross-Ups in our CIC Agreements

In 2011, our Compensation Committee eliminated excise tax gross-up provisions from change in control agreements entered into after August 2011; as a result, none of the change in control agreements with our executive officers contain excise tax gross-up provisions.

Double Trigger Provisions in our CIC Agreements

In 2013, our Compensation Committee approved a revised form of change in control agreement for our CEO and Executive Vice Presidents that eliminated a “modified single-trigger” provision that previously allowed the officer to receive termination pay if the officer voluntarily terminated his or her employment during the 30-day period following the first anniversary of a change in control; as of December 31, 2014 all of the change in control agreements with our executive officers include “double-trigger” provisions.

Double Trigger Provisions in our Equity Plan

In November 2014, our Board amended our 2007 Stock Incentive Plan to provide that any awards granted thereunder after December 31, 2014 will not automatically vest upon the occurrence of a change in control so long as they continue in effect on terms that are no less favorable than were applicable immediately prior to change in control. However, such awards will vest in full if the Company or its successor terminates the employee’s employment involuntarily (other than for cause) or constructively within 24 months after the change in control. If these post-2014 awards will not continue in effect on terms which are at least as favorable as those that applied immediately prior to the change in control, whether because the acquiring entity decides not to provide appropriate substitute awards, or because the requisite conditions to preserve the existing terms of these awards are not met, the effected awards will vest in full, and generally become payable, upon the change in control.

Prohibition on Hedging and Other Derivative Activities

Our insider trading policy prohibits the hedging of our common stock or entering into other derivative transactions relating to our common stock by directors, executive officers and other employees of our Company.

Prohibition on Pledges

Our insider trading policy prohibits pledges of our common stock after January 1, 2014 by directors and executive officers with a requirement that any existing pledges be reduced in a reasonable manner such that no securities are pledged as of January 1, 2016; provided that the Chair of the Nominating/Corporate Governance Committee, in consultation with the General Counsel, may grant an exception to the prohibition on pledging in certain extraordinary circumstances (no such exception has been granted as of the date of this Proxy Statement).

NEO Pay Mix

Total potential compensation of our executives is substantially weighted towards performance-based STI and LTI programs. Our 2014 target total direct compensation (excluding any promotional, inducement or special incentive grants) for NEOs was composed of the following:

Components of our Executive Compensation and Benefits Programs

Base Salary

The base salary component of our compensation program is designed to attract and retain key talent and reward executive officers for their experience and contributions. The Compensation Committee targets the 60th percentile of the benchmark comparison group for base salary because it positions Dean Foods to effectively attract and retain valuable resources from key consumer packaged goods companies with whom we compete for talent and because, unlike a number of our peer companies, executive officers are not eligible for defined benefit pension plans. Base salaries may be above or below this target for certain executive officers for a variety of reasons, including salary at a previous employer or internal promotions.

The Compensation Committee reviews base salary annually and may make adjustments based on changes in the benchmark comparison group, the performance of the Company and the individual, changes in job responsibility, or recommendations from the CEO for all executives except himself. The Compensation Committee separately reviews the performance of the CEO, as described below, and makes salary adjustments as warranted.

The table below discloses base salary for each NEO in 2014. During the Compensation Committee’s annual review of base salaries in 2014, the Compensation Committee determined that no current NEO would receive an increase in his or her base salary in 2014 due to our challenging financial performance.

Named Executive Officer	Fiscal Year 2014 Base Salary(1)	Salary Increase Over Previous Year
Current NEOs
Gregg A. Tanner	$1,000,000	0%
Chris Bellairs	465,000	0%
Kimberly Warmbier	375,000	0%
Shay Braun	375,000	0%
Brian Murphy	300,000	0%
Former NEO
Martin J. Devine(2)	450,000	0%

(1)

Reflects annual base salary as of December 31 of the year presented. Actual base salary earned and paid during the fiscal year may differ due to the timing of increases or terminations as noted below. See the “Summary Compensation Table for Fiscal Year 2014.”

(2)	Mr. Devine ceased serving as an executive officer of the Company on November 1, 2014.

Short-Term Incentive Compensation

The STI component of compensation is designed to motivate senior executives to achieve annual financial and other goals based on our short-term strategic, financial and operating performance objectives. In 2014, in connection with our review of our strategic and operating plans, we established target STI payout percentages consistent with the benchmark comparison group for each NEO, the achievement of which is based on a combination of the Company’s financial performance (60%) and individual objectives (40%) aligned with the executive’s area of business responsibility.

The following are the Annual STI Target Award Opportunities for the NEOs:

Named Executive Officer	2014 Annual STI Target as a % of Base Salary
Current NEOs
Gregg A. Tanner	130%
Chris Bellairs	70%
Kimberly Warmbier	60%
Shay Braun	60%
Brian Murphy	50%
Former NEO
Martin J. Devine	70%

Because 2014 was a challenging year, we failed to meet the adjusted operating income target in our 2014 STI Plan. In May 2014, in recognition of the Company’s difficult performance during the first half of the year, the Board amended the 2014 STI Plan to provide for an alternative calculation of the adjusted operating income target using the financial results from only the second half of 2014. Under this amendment, provided certain conditions were met, executives could only earn up to 50% of the original payment due under the financial performance portion of the 2014 STI Plan. We did not meet the adjusted operating income target as revised under this amendment.

Thus, due to our operating performance, and our current NEOs’ responsibility for such results, and to reinforce our commitment to a pay-for-performance philosophy that seeks to align the interests of our executives with the interests of our stockholders, our current NEOs did not receive any payments under our 2014 STI Plan relating to our 2014 financial performance. As discussed below, our NEOs received a payment under the 2014 STI Plan relating to achievement of such officers’ individual objectives.

STI awards, if any, are calculated using the base salary of the NEO as of the last day of the year with any change to an officer’s target STI payout percentage being applied on a pro-rata basis. In addition, to meet the requirements of the performance-based exception from the application of Section 162(m) of the Internal Revenue Code, the Compensation Committee established performance criteria for specified executives based on annual adjusted operating income that established a maximum bonus amount that could be paid to such executive officers for performance during 2014.

Mr. Devine was not eligible to receive a payment under the 2014 STI Plan because he was not employed by our Company as of December 31, 2014; all references in this subsection to our NEOs as it relates to STI payments does not include Mr. Devine.

Financial Objectives. The 2014 STI Plan places significant weight on the achievement of financial objectives. The 2014 STI Plan used the achievement of targeted consolidated adjusted operating income as its key performance measure. In establishing the 2014 STI Plan, the Compensation Committee considered adjusted operating income an appropriate performance criterion to measure the achievement of the Company’s objectives because it is representative of the profitability and operating efficiency of our Company as a whole. The achievement of objectives under the 2014 STI Plan was reviewed and approved by our Compensation Committee. The same considerations and procedures applied to the May 2014 amendment of the 2014 STI Plan.

In February 2015, the Compensation Committee assessed the Company’s performance against the financial goals that had been established at the beginning of 2014. The target adjusted operating income for 2014 was $189 million with the threshold and maximum payouts as set forth below. The payout factor for the financial component of STI compensation for each executive officer ranged from 0% to 200% of that officer’s financial component target payment, depending on actual performance in 2014 against the financial objectives established by the Compensation Committee. Our consolidated adjusted operating income for 2014 was $36 million, which was below the $189 million target adjusted operating income for 2014. Under the May 2014 amendment to the 2014 STI Plan, the target adjusted operating income for the second half of 2014 was $126.9 million, while the actual adjusted operating income for the second half of 2014 was $35.5 million. As such, our current NEOs did not receive any STI payment in connection with the 60% financial component under the 2014 STI Plan as originally established or as amended.

2014 Adjusted Operating Income (Non-GAAP*) % to Plan	Percentage of Target Award Opportunity Earned
110%	200%
105%	150%
100%	100%
95%	50%
90%	0%

*

Certain non-GAAP financial measures discussed in this Proxy Statement have been adjusted. Adjusted operating income is a non-GAAP measure, which differs from the corresponding GAAP measure by excluding charges related to facility closings and reorganization costs, gains and losses associated with divestitures and other strategic transactions, litigation settlement charges, the income tax impact for income from continuing operations before income tax adjustments, certain financing costs, and other non-recurring charges. A full reconciliation of this measure calculated according to GAAP and on an adjusted basis is contained in our 2014 fourth quarter earnings press release, which is publicly available on our website.

Individual Objectives. In addition to the financial performance measure described above, 40% of each NEO’s STI payout under the design of the 2014 STI Plan was based on individual objectives approved by the Compensation Committee. Our Compensation Committee determined that, despite the difficult economic period, our NEOs met or exceeded many of their individual objectives. As a result, the Compensation Committee approved payments ranging from 15% to 20% of our NEOs’ STI Plan total target amount.

The payout factor for the individual objective component of STI compensation for each executive officer ranges from 0% to 200% of that officer’s individual objective target payment, depending on the officer’s performance in 2014 against the individual objectives established by the Compensation Committee. Performance is measured against each executive’s leadership and execution of strategic and organizational objectives established at the beginning of 2014. An overview of key objectives achieved by our current NEOs is set forth below.

Name	2014 STI Payout	Individual Objectives
Gregg A. Tanner	$195,000

•  Company experienced 12.7% stock appreciation over 2013

•  Company outperformed peer group and S&P 500 by 26 basis points and 130 basis points respectively

•  Achieved targeted increases in volume for the growing Foodservice and Small Format channels

•  Increased Company market share

Chris Bellairs	$48,825

•  Restored pricing discipline to 2012 levels in key channel

•  Developed cost-to-serve model, Company service metrics and improvement rates

•  Achieved excellent volume forecasting

•  Contribution margin rate forecast improved sequentially each quarter

Kimberly Warmbier	$45,000

•  Built sales capability training curriculum; trained several hundred professionals

•  Created robust bench plans for executive leadership positions, direct reports, and key critical jobs

•  Successfully executed all network optimization projects

•  Developed three-year healthcare strategy, including compliance and cost mitigation

Shay Braun	$33,750

•  Reduced unfavorable market actions for quality by 14% over 2013 to lowest levels in Company history

•  Improved DART (Days Away, Restricted and Transferred) by 8.8% over 2013 to best performance in Company history

•  Successfully rolled out the Dean Management Operating System to allow an improved and more consistent operating approach

•  Butter and Cream procurement significantly better than plan

Name	2014 STI Payout	Individual Objectives
Brian Murphy	$30,000

•  Delivered reduction in IT operating costs of 13% over 2013

•  Successfully outsourced service desk beyond initial objective expectations

•  Completed on-target IT support for network optimizations

•  Improved financial planning and analytics capabilities by developing and implementing advanced IT solutions

With respect to the individual objective component of STI, the Compensation Committee determined that Messrs. Tanner, Bellairs, Braun and Murphy and Ms. Warmbier would receive an “on target” rating with respect to their individual objectives described above. Pursuant to the 2014 STI Plan, payout for an “on target” rating ranges from 0% to 100% of that portion of the STI payout. As a result of the ratings, the Compensation Committee awarded our current NEOs a payout ranging from 15% to 20% of the NEOs’ STI Plan total target amount, based on its subjective judgment of the amount it deemed appropriate for each such officer.

Long-Term Incentive Compensation

We believe that a significant portion of each senior executive’s compensation should be dependent on long-term value created for our stockholders. Our LTI compensation program, which is administered under the 2007 Plan, is designed to align the results achieved for stockholders with the rewards provided to our senior executives. In 2014, the Compensation Committee granted the following mix of awards to our NEOs: for our Chief Executive Officer and Executive Vice Presidents, 50% of LTI compensation in the form of RSUs and 50% in the form of CPUs; for our Senior Vice Presidents, 50% of LTI compensation in the form of RSUs, 25% in the form of CPUs and 25% in the form of Dean Cash. The Compensation Committee annually reviews market practices and trends, as well as the availability of shares and units in our incentive program, in determining the mix of awards.

Awards in 2014 and historically were granted at the dollar amount representing the 50th percentile of LTI grants made to executives with similar positions in our benchmark comparison group.

Restricted Stock Units (RSUs). RSUs are used to provide an ongoing retention element and a continuing link to stockholder value. The annual grants of RSUs are determined using the intrinsic value as of the determination date, based on an average of the Company’s stock price during the first fifteen trading days of January in order to align valuation periods with annual grant dates. Generally, off-cycle awards are made on the first business day of each quarter for all employees selected for such awards and are valued based on the Company’s closing stock price on the date of the grant. The price used for determining the number of shares underlying the annual RSU awards granted on February 13, 2014 was $17.36.

An RSU represents the right to receive one share of our common stock in the future. Generally, RSUs granted by the Compensation Committee vest ratably over three years.

Cash Performance Units (CPUs). In 2014, the Compensation Committee awarded CPUs to our current NEOs and certain of our other senior executives. CPUs are designed to link compensation to the Company’s performance over a three-year period. During 2014, the Committee reviewed current market practice, with the assistance of Mercer, and determined to continue to use the performance metric of bank earnings before interest, taxes, depreciation and amortization (“Bank EBITDA”). Bank EBITDA is generally defined as adjusted operating income plus depreciation and amortization plus all non-cash expenses as determined under our revolving credit facilities.

The Compensation Committee believes Bank EBITDA is the appropriate measurement for long-term performance rather than a relative metric based on peer companies, such as “Total Shareholder Return,” because the Committee could not determine a large enough group of companies with meaningful similarities to Dean Foods (i.e., similar size, geographic scope, and influence of dairy commodities) to have a meaningful comparison group.

Pursuant to the terms of the CPUs granted in 2013 and in 2014, the Compensation Committee established performance goals for each calendar year in the three-year performance cycle (the “CPU Performance Cycle”). The “2013 CPU Performance Cycle” commenced January 1, 2013 and ends December 31, 2015; the “2014 CPU Performance Cycle” commenced January 1, 2014 and ends December 31, 2016; and the “2015 CPU Performance Cycle” commenced January 1, 2015 and ends December 31, 2017. The Compensation Committee will annually set the performance target for Bank EBITDA or decide on a different performance measure for each calendar year during the CPU Performance Cycles. The target Bank EBITDA for the 2014 calendar year was $355.4 million with the threshold and maximum payouts relating to the 2014 calendar year as follows:

2014 Bank EBITDA % to Plan	Percentage of Target Award Opportunity Earned
120%	200%
110%	150%
100%	100%
90%	50%
80%	0%

In February 2015, the Compensation Committee determined that the Bank EBITDA actually achieved by the Company during the calendar year 2014 was $200.9 million, which was 56% of plan resulting in no accrual for the 2014 performance period. Accordingly, one-third of the value of the 2013 CPUs and one-third of the value of the 2014 CPUs has been accrued at 0%. No payments will be made until after completion of the entire applicable CPU Performance Cycle, and to receive a payout of the CPU award the participant must remain employed by the Company through the end of the three-year CPU Performance Cycle. In February 2015, the Compensation Committee also determined to use Bank EBITDA as the performance measure for the 2015 calendar year performance period for the 2013 CPUs, 2014 CPUs and CPUs granted in 2015.

The 2013 CPUs will pay at the end of 2015 based on results achieved during 2013, 2014 and 2015. The 2014 CPUs will pay at the end of 2016 based on results achieved during 2014, 2015 and 2016.

Dean Cash. In 2014, the Compensation Committee awarded Dean Cash to our Senior Vice Presidents, which includes NEOs Shay Braun and Brian Murphy. Dean Cash represents a right to receive a predetermined, non-variable cash amount after a time restriction has lapsed and is awarded to U.S.-based employees at the senior vice president level and below. The participant must be employed by the Company on the date of vesting to receive a payout of this award. Dean Cash granted by the Compensation Committee in February 2014 vests in full on December 31, 2016. Effective January 1, 2015, Dean Cash was eliminated.

One-time Special Retention Awards. The Compensation Committee strives to balance pay-for-performance objectives with retention considerations, so that, even during difficult times for the Company, our incentive programs continue to ensure that high-achieving executives stay committed to increasing the Company’s long-term value. There is competition for talented leaders and we experienced significant turnover in our executive leadership team in 2014. In recognition that the services of certain NEOs were critical to ensuring the success of the Company, the Compensation Committee awarded certain of our NEOs a one-time special retention award of restricted stock units as described in the table below. These special retention incentives were granted to each NEO in the amount of one times base salary. The price used for determining the number of shares underlying each RSU award was the Company’s closing stock price on the date of each grant and each RSU award vest ratably over three years.

Name	Date Granted	Value as of Grant Date
Chris Bellairs	November 12, 2014	$465,000
Kimberly Warmbier	August 13, 2014	$375,000
Shay Braun	November 12, 2014	$375,000
Brian Murphy	November 12, 2014	$300,000

Deferred Compensation Plan and Supplemental Executive Retirement Plan

Our NEOs may defer a portion of their salary and bonus each year into the Company’s non-qualified deferred compensation plan. We believe a deferred salary and bonus plan is a potential retention tool for our eligible executives, and that this program is similar to that offered at most of the companies in our benchmark comparison group. For more information on amounts deferred pursuant to the deferred compensation plan, see the “Nonqualified Deferred Compensation” table.

In addition, we maintain a SERP, which is a nonqualified deferred compensation arrangement for our executive officers and other employees earning compensation in excess of the maximum compensation that can be taken into account with respect to the Dean Foods 401(k) plan, as set forth in the Internal Revenue Code. The SERP is designed to provide these employees with retirement benefits from the Company that are equivalent, as a percentage of total compensation, to the benefits provided to other employees under our 401(k) plan. The Company credits to each eligible employee’s account an amount equal to 4% of his or her covered compensation in excess of the maximum described above, and credits interest on those balances at the mid-term applicable federal rate set by the Internal Revenue Service, plus 1%. Each employee’s plan balance will be paid to him or her upon termination of employment, a change in control or the employee’s death or qualifying disability.

Under both the Deferred Compensation Plan and the SERP, upon a termination that is not in connection with a change in control, death or disability, specified employees (including the NEOs) must wait until the 7th month following termination before they are eligible to receive a distribution.

Other Compensation

We provide our executive officers with a limited number of perquisites. The perquisites are listed below:

•	Annual Executive Physical Exam

•	Long Term Disability Benefit

•	Financial Counseling

•	Occasional personal use of event tickets that would not otherwise be used for business purpose

•	Personal use of the company aircraft (CEO only)

The perquisites are designed to minimize the amount of time the executive officers devote to administrative matters other than Company business, promote a healthy work/life balance and provide opportunities for developing business relationships.

Our senior executives, including our NEOs, participate in the Company’s broad-based programs generally available to all employees or other key employees, including our 401(k) plan, health and dental plans and various other insurance plans, including disability and life insurance. For additional information regarding perquisites and other compensation, see the “All Other Compensation” table.

How Executive Pay Levels are Determined

Compensation Committee

The Compensation Committee oversees the design and administration of our executive compensation programs and evaluates these programs against competitive practices, legal and regulatory developments and corporate governance trends. As part of its processes and procedures for determining executive compensation, the Compensation Committee:

•	reviews and approves of compensation-related performance goals and other objectives of our CEO and recommends CEO compensation to the independent members of the Board based on performance;

•	reviews and approves, with input from the CEO, the compensation of the Company’s executives officers (other than the CEO);

•	reviews and establishes the peer group companies used as a reference to benchmark executive officer compensation;

•	reviews and approves executive compensation policies, such as share ownership guidelines and prohibitions against pledging and hedging of the Company’s stock;

•	sets the specific performance targets for performance-based incentive awards to govern the compensation paid to our executive officers; and

•	approves the annual payouts based on performance achieved relative to the pre-established performance targets.

Independent External Advisor

The Compensation Committee has engaged Mercer as its independent external advisor. The Compensation Committee considers analysis and advice from Mercer when making compensation decisions and recommendations for CEO and the executive officers, and when making decisions on plan design. Mercer provides recommendations on CEO pay directly to the Compensation Committee without consulting with the CEO or management. The Compensation Committee has the sole authority to hire and terminate the advisor and the Compensation Committee members have direct access to Mercer.

Role of Management

The Compensation Committee and independent members of the Board of Directors determine the compensation of the CEO without management input. The Compensation Committee meets with the CEO at the beginning of the year to agree upon his performance objectives for the year. At the end of the year, the CEO provides the Compensation Committee with a self-assessment based on his performance and achievement of the agreed-upon objectives. This self-assessment, in addition to Company performance, is used by the Compensation Committee as part of the documentation they utilize prior to making their final decision related to the CEO compensation.

The Compensation Committee solicits input from the CEO regarding his evaluation of performance and compensation recommendations for other executive officers, before they make their final pay decisions related to the executive officers compensation. No executive officer is present when his or her compensation is discussed by the Compensation Committee.

Peer Group

The Compensation Committee utilizes a peer group to evaluate whether executive officer pay levels are aligned with Company performance on a relative basis and to benchmark the Company’s compensation design and governance features. The Compensation Committee primarily identifies companies that are of comparable size, operate within the Company’s industry category, have product lines that are impacted by commodity prices and/or generate the majority of their revenue domestically. For 2014, with input from Mercer, the Compensation Committee used the following group of peer companies as a benchmark:

2014 Compensation Peer Group

Campbell Soup Company	Hormel Foods Corporation

The Clorox Company	Kraft Foods Group, Inc.

ConAgra Foods, Inc.	Ingredion Incorporated

Flowers Foods, Inc.	Pilgrim’s Pride Corporation

Fresh Del Monte Produce Inc.	TreeHouse Foods, Inc.

The Hillshire Brands Company	Tyson Foods, Inc.

Agreements with Named Executive Officers

Letter Agreements

In general, we enter into letter agreements with each of our executive officers that govern the terms of his or her employment. Such letter agreements generally state the executive’s base salary, signing bonus, if any, annual STI compensation opportunity, LTI awards to be granted upon hire or in the future, if applicable, and any other benefits, such as relocation benefits, COBRA reimbursement, and eligibility for the Severance Plan.

Severance and Change in Control Agreements

We have entered into Change in Control (“CIC”) Agreements with each of our executive officers pursuant to which we would provide certain payments in the event of a qualified termination following a change in control (i.e. double trigger) as described under the heading “Executive Officer Severance—Potential Benefits Upon a Change in Control.” Pursuant to these agreements, our current NEOs generally would be paid a sum of cash equal to up to three times his or her base salary and target STI for the year, plus his or her target STI prorated to the month in which a qualified termination occurred following a change in control along with insurance benefits, outplacement services and certain other benefits. As of December 31, 2014, none of our NEOs were entitled to receive excise tax gross-up payments pursuant to their respective CIC Agreements. Additionally, all CIC Agreements provide that unvested awards under the 1997 Plan and 2007 Plan automatically vest upon the change in control.

The Compensation Committee believes that change in control benefits are important for attracting and retaining executive talent and help to ensure that executive officers can remain focused during periods of uncertainty. These are particularly important in an environment where merger and acquisition activity is high. We believe that our change in control benefits are consistent with those maintained by comparable companies.

We also maintain the Severance Plan for our executive officers, which provides certain severance benefits in the event of a qualified termination defined as a termination other than for “cause” or if the executive officer terminates his or her employment due to a material reduction in compensation or scope of duties or relocation (as described under “Estimated Payments Upon a Qualified Termination”).

Generally, upon a qualified termination, our current NEOs would receive a cash payment equal to up to two times his or her annual base salary plus his or her target bonus, a payment in the amount of the officer’s prorated bonus for the year of termination, a cash payment for the in-the-money value of any LTI awards that would vest during a specified period following the date of severance (18 months for SVPs, 24 months for EVPs and 36 months for the CEO), and certain health benefits and outplacement services. We believe this plan helps create stability during periods of significant change, aids in recruiting and retaining executive talent and enables us to avoid negotiating individual severance arrangements. We also believe this plan reduces the likelihood and extent of litigation from executive separation. In addition, we require each executive to sign non-competition and non-solicitation agreements effective for two years after termination and release the Company from all claims. We believe that our severance benefits are consistent with those maintained by comparable companies.

Tax Deductibility Policy and Accounting Treatment Considerations

The United States income tax laws generally limit the deductibility of compensation paid to each NEO to $1 million per year. An exception to this general rule exists for performance-based compensation that meets certain Internal Revenue Service requirements. The Company has sought and received approval from its stockholders to grant performance-based awards that would, and has granted certain LTI awards that should, qualify for the exception from this deduction limit. As and when appropriate in light of its business objectives, the Company intends to design incentive compensation awards and programs in a manner that satisfies the conditions to this performance-based exception to the otherwise applicable deduction limits. The Company has structured its annual STI plans so that each should qualify for the exemption.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe it is important to retain the flexibility to compensate executive officers competitively. We will continue to monitor our compensation practices and consider additional opportunities to take advantage of the Section 162(m) exemption when we believe it is in the best interests of the Company and our stockholders.

The Company considers the financial accounting effects of the long-term incentive awards it grants to our executives, but such effects do not materially impact the types of awards that are granted as part of our compensation program.

2015 Compensation Actions

The Compensation Committee regularly reviews the design of our executive compensation program to ensure that it continues to serve our objectives. For 2015, the Compensation Committee has made the following changes in executive compensation:

•

STI Plan Changes.    The Compensation Committee changed the 2015 Short-Term Incentive Compensation Plan (the “2015 STI Plan”) such that, under the 2015 STI Plan, 75% of the bonus target will be based on operating income objectives and 25% will be based on individual objectives. The range of risk opportunity will remain unchanged from the 2014 STI Plan at 0% to 200% of the STI target.

•

Elimination of Dean Cash.    The Compensation Committee annually reviews market practices and trends in determining the mix of awards. Beginning in 2015, the Compensation Committee changed the mix of awards granted under the LTI Plan to eliminate Dean Cash. The CEO and EVPs will continue to receive 50% of his LTI compensation in the form of RSUs and 50% in the form of CPUs. All SVPs will receive 75% of their LTI compensation in the form of RSUs and 25% in the form of CPUs.

•

Dividend Equivalents.    Beginning in 2015, all RSU awards will provide for cash dividend equivalents. These cash dividend equivalents will vest at the same time as the corresponding awards but will not be available for awards granted prior to 2015. The Compensation Committee believed this change was warranted because it is a common practice among our peer group to provide dividend equivalents for similar awards.

•

Merit/Market Changes.    Base salaries for our current NEOs in 2015 will increase to reflect the contributions of our NEOs and maintain competitiveness with our peers. These increases will range from 2% and 8% depending on the individual’s circumstances.

•

Expanded Peer Group for 2015. Annually, the Compensation Committee, with input from Mercer, reviews the peer group companies used as a reference to benchmark our executive officer compensation. In early 2015, the Compensation Committee determined to revise the peer group, expanding the number from 12 to 18 companies, and used the following group of peer companies as a benchmark for 2015:

2015 Compensation Peer Group

Campbell Soup Company	Ingredion Incorporated

The Clorox Company	The J. M. Smucker Company

ConAgra Foods, Inc.	Kellogg Company

Dr Pepper Snapple Group, Inc.	McCormick & Company, Incorporated

Flowers Foods, Inc.	Pilgrim’s Pride Corporation

Fresh Del Monte Produce Inc.	Pinnacle Foods Inc.

General Mills, Inc.	Post Holdings, Inc.

The Hershey Company	Sanderson Farms, Inc.

Hormel Foods Corporation	TreeHouse Foods, Inc.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is presented by:

The members of the Compensation Committee

Jim Turner (Chairman)

Tom C. Davis

J. Wayne Mailloux

John R. Muse

COMPENSATION TABLES FOR NAMED EXECUTIVE OFFICERS

The charts presented below should be read in conjunction with the Compensation Discussion and Analysis set forth above. The following chart shows the compensation earned during fiscal years 2014, 2013, and 2012, as applicable, by our NEOs:

Summary Compensation Table for Fiscal Year 2014

NEOs - Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)(6)
Gregg A. Tanner	2014	1,000,000	—	1,909,483	—	195,000	83,630	3,188,113
CEO and Director	2013	1,000,000	—	2,123,752	—	444,000	149,438	3,717,190
	2012	661,725	—	2,591,525	372,502	2,672,083	59,063	6,356,898

Chris Bellairs	2014	465,000	—	770,662	—	148,825	33,698	1,418,185
EVP, CFO	2013	465,000	—	390,363	—	153,106	46,609	1,055,078
	2012	367,424	—	372,900	124,169	793,600	29,538	1,687,631
Kimberly Warmbier(7)	2014	375,000	—	578,772	—	120,000	34,068	1,107,840
EVP, Chief Human Resources Officer	2013	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—

C. Shay Braun(7)	2014	375,000	—	578,774	—	108,750	16,297	1,078,821
SVP, Operations and Procurement	2013	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—
Brian Murphy(7)	2014	300,000	—	442,639	—	30,000	15,607	788,246
SVP, Chief	2013	—	—	—	—	—	—	—
Information Officer	2012	—	—	—	—	—	—	—

Martin J. Devine	2014	375,000	—	—	—	—	2,809,146	3,184,146
Former EVP, Chief Commercial Officer	2013	450,000	—	344,431	—	120,000	53,192	967,623
	2012	417,617	—	417,936	232,814	888,000	38,085	1,994,452

(1)	Amounts shown include amounts deferred under the Dean Foods 401(k) plan, SERP and the Deferred Compensation Plan.

(2)

Amounts shown reflect the aggregate grant date fair value of RSUs and CPUs awarded in 2012, calculated in accordance with FAS ASC Topic 718, without taking into account estimated forfeitures. The aggregate grant date fair value of the RSUs is equal to the closing price of the Company’s stock on the date of grant multiplied by the number of RSUs awarded. As described in more detail in the Compensation Discussion and Analysis above, the performance metric used for CPUs was changed in 2013 from total shareholder return (“TSR”) to Bank EBITDA. As a result of this change, CPUs are only included in this column for 2012. The 2013 and 2014 CPU awards are treated as non-equity incentive plan compensation and are included in the Non-Equity Incentive Plan Compensation column. For each NEO, the amounts reflected in this column for 2013 and 2014 represents RSUs only and for 2012 represents a combination of RSUs and CPUs, as follows:

Name	Year	RSUs ($)(1)	CPUs ($)(2)	Total ($)

Gregg A. Tanner(3)	2014	1,909,483	—	1,909,483
	2013	2,123,752	—	2,123,752
	2012	2,291,525	300,000	2,591,525
Chris Bellairs	2014	770,662	—	770,662
	2013	390,363	—	390,363
	2012	372,900	—	372,900
Kimberly Warmbier	2014	578,772	—	578,772
	2013	—	—	—
	2012	—	—	—
C. Shay Braun	2014	578,774	—	578,774
	2013	—	—	—
	2012	—	—	—
Brian Murphy	2014	442,639	—	442,639
	2013	—	—	—
	2012	—	—	—
Martin J. Devine	2014	—	—	—
	2013	344,431	—	344,431
	2012	417,936	—	417,936

(1)

The RSUs for Messrs. Bellairs, Braun, and Murphy and Ms. Warmbier for 2014 include the one-time special retention awards as more fully described under the heading “Compensation Discussion and Analysis—Components of our Executive Compensation and Benefits Programs—Long-Term Incentive Compensation.”

(2)

The estimate of grant date fair value for the 2012 CPUs assumes vesting at target, which was the probable outcome of the performance objectives as of the grant date. With respect to the 2012 CPU awards, the Company would have been required to meet an annual threshold performance metric at the end of each year of the 3-year performance period in order for the CPU award to accrue for such period. Actual payouts for these awards at the end of each performance period would have ranged from 0% to 200% of the amounts shown in the table above. However, due to voluntary forfeitures and payouts made in 2013 related to the WhiteWave Spin-Off and severance agreements, no CPU awards granted in 2012 were outstanding at December 31, 2014.

(3)

Mr. Tanner’s RSUs include grants made in connection with his employment letter agreement entered into in 2007. See “Agreements with our Named Executive Officer or our Directors—Agreements with Gregg A. Tanner” for more information regarding these grants. In addition, Mr. Tanner’s RSUs include a grant of RSUs with an aggregate grant date fair value of approximately $1.4 million, which was awarded to him in connection with his promotion as our CEO. The price used for determining the number of shares underlying this promotional RSU award was the closing price of our common stock on November 15, 2012, the date of grant. In connection with the promotional grant, Mr. Tanner forfeited the CPU awards granted to him in 2012 that are reflected in the above table.

(3)

Amounts shown reflect the aggregate grant date fair value of stock options relating to Dean Foods common stock awarded by Dean Foods for all years presented calculated in accordance with FAS ASC Topic 718, without taking into account estimated forfeitures. The assumptions used in valuing the stock options are described under the caption “Stock Options” in Note 12 to the Consolidated Financial Statements included within our Annual Report on Form 10-K for the year ended December 31, 2014.

(4)

Amounts include STI, 2012 Dean Cash awards earned in 2014 and the portion of the CPUs granted in 2013 and 2014 that has been accrued based on the achievement of the applicable performance criteria in 2013 and 2014, respectively, as presented below. The CPUs granted in 2013 and 2014 are subject to a 3-year CPU Performance Cycle ending on December 31 of 2015 and 2016, respectively. As noted in the CD&A above, two-thirds of the CPU Performance Cycle for the 2013 CPUs has been completed and one-third of the CPU Performance Cycle for the 2014 CPUs has been completed, with values having accrued as follows:

Accruals for Performance Periods % of target based on the Company’s performance against Bank EBITDA as of the end of the performance cycle
Award	2013	2014	2015	2016
2013 CPU	41%	0%	*
2014 CPU		0%	*	*
*Not yet completed

No payments will be made with respect to the 2013 and 2014 CPUs until their respective 3-year CPU Performance Cycle has concluded and the participant has remained employed by the Company through the end of the related CPU Performance Cycle. Totals from 2012 include amounts paid under the Executive Retention Plan. The Executive Retention Plan concluded in 2013, and no payments were made under such plan in 2013 or 2014. See “Compensation Discussion and Analysis—Components of our Executive Compensation and Benefits Programs—Short-Term Incentive Compensation” and “—Long-Term Incentive Compensation” for a description of these plans.

Name	STI ($)	CPUs ($)	Dean Cash ($)	Total ($)
Gregg A. Tanner	195,000	—	—	195,000
Chris Bellairs	48,825	—	100,000	148,825
Kimberly Warmbier	45,000	—	75,000	120,000
C. Shay Braun	33,750	—	75,000	108,750
Brian Murphy	30,000	—	—	30,000
Martin J. Devine	—	—	—	—

(5)	See the “All Other Compensation” table below for a description of the included amounts.

(6)	Represents the sum of the compensation amounts (expressed in dollars) shown in the columns to the left.

(7)	Messrs. Braun and Murphy and Ms. Warmbier were not NEOs in 2012 and 2013, thus, no amounts have been included for those respective years in the table above.

All Other Compensation(1)

Name	Year	401(k) ($)(2)	SERP ($)(3)	Life Insurance ($)(4)	Long- Term Disability Premiums ($)(5)	Severance ($)	Other ($)(6)	Total ($)
Gregg A. Tanner	2014	10,400	37,192	5,440	5,781	—	24,817	83,630
	2013	11,000	114,600	4,115	5,781	—	—	149,438
	2012	13,115	36,052	4,115	5,781	—	—	59,063
Chris Bellairs	2014	10,400	10,101	1,787	4,277	—	7,133	33,698
	2013	11,000	30,224	1,108	4,277	—	—	46,609
	2012	12,750	11,403	1,108	4,277	—	—	29,538
Kimberly Warmbier(7)	2014	3,750	5,914	1,415	3,719	—	19,270	34,068
	2013	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—
C. Shay Braun(7)	2014	6,438	5,914	855	3,090	—	—	16,297
	2013	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—
Brian Murphy(7)	2014	9,442	1,819	720	3,626	—	—	15,607
	2013	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—
Martin J. Devine(8)	2014	—	4,600	4,125	4,930	2,773,285	22,206	2,809,146
	2013	11,000	32,220	4,594	5,378	—	—	53,192
	2012	12,593	15,948	4,166	5,378	—	—	38,085

(1)

The amounts in the table are valued on the basis of the aggregate incremental cost to the Company. The amounts do not include group health, hospitalization, medical reimbursement, disability or other benefits that are available to all other employees, or the incremental cost of any health-related screenings.

(2)	Amounts shown are for Company matching contributions.

(3)

Our Compensation Committee approved a SERP for the benefit of employees who receive salary and bonus in excess of the amount that IRS regulations allow to be contributed to a 401(k) plan. The amount shown in this column includes the amount credited to the NEO under the SERP. See “Compensation Discussion and Analysis—Components of our Executive Compensation and Benefits Programs—Deferred Compensation Plan and Supplemental Executive Retirement Plan” for more information on the SERP.

(4)	Amounts shown relate to life insurance policies available to all employees generally.

(5)

Effective January 1, 2009, we implemented an Executive Long-Term Disability Plan (the “Executive LTD”) for our executive officers and other key employees, which provides supplemental income replacement for key leaders and enhances coverage provided under the general long-term disability plan. The Executive LTD coverage is provided at the Company’s expense through individual non-cancelable and guaranteed renewable policies. The Company pays the premiums on the employees’ behalf monthly.

(6)

Includes (i) for Mr. Tanner, $700 employer contribution to employee’s health savings account and gross-up amounts of $10,117 for taxes payable related to financial counseling services of $14,000; (ii) for Mr. Bellairs, gross-up amounts of $1,951 for taxes payable related to financial counseling services of $5,182; (iii) for Ms. Warmbier, gross-up amounts of $5,270 for taxes payable related to financial counseling services of $14,000; and (iv) for Mr. Devine, payment of $22,206 for unused paid time off as part of his severance payout.

(7)	Messrs. Braun and Murphy and Ms. Warmbier were not NEOs in 2012 and 2013, thus, no amounts have been included for those respective years in the table above.

(8)

Please see the table captioned “Estimated Payments Upon a Qualified Termination” for information regarding the components of severance payments made to Mr. Devine, who separated from the Company in 2014.

The following table presents all plan-based awards granted to our NEOs during 2014.

Grants of Plan-Based Awards in Fiscal Year 2014(1)

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
					Threshold ($)	Target ($)	Maximum ($)
		Threshold ($)	Target ($)	Maximum ($)
Gregg A. Tanner(4)	(5)		1,300,000	2,600,000
	(6)		1,860,000	3,720,000
	02/13/2014							107,143			1,516,073
	12/01/2014							23,101			393,410
Chris Bellairs	(5)		325,500	651,000
	(6)		375,000	750,000
	02/13/2014							21,601			305,654
	11/12/2014							27,712			465,007
Kimberly Warmbier	(5)		225,000	450,000
	(6)		250,000	500,000
	02/13/2014							14,401			203,774
	08/13/2014							23,719			374,997
C. Shay Braun	(5)	125,000	350,000	575,000
	(6)		125,000	250,000
	02/13/2014							14,401			203,774
	11/12/2014							22,348			374,999
Brian Murphy	(5)	87,500	237,500	387,500
	(6)		87,500	175,000
	02/13/2014							10,081			142,646
	11/12/2014							17,878			299,993
Martin J. Devine(7)	(5)		315,000	630,000
	(6)		250,000	500,000
	02/13/2014							14,401			203,774

(1)	Awards in the table above consist of STI, RSUs, Dean Cash and CPUs. No options were awarded in 2014.

(2)

Includes STI, CPU and Dean Cash awards. See “Compensation Discussion and Analysis—Components of our Executive Compensation and Benefits Programs—Short-Term Incentive Compensation” and “—Long-Term Incentive Compensation” for descriptions of these plans.

(3)

RSU awards were granted pursuant to our 2007 Plan. RSUs granted in 2014 vest ratably over three years beginning on the first anniversary of the grant date and also vest immediately upon a change of control and in the following additional circumstances: (i) if the employee retires after reaching age 65, and (ii) in certain cases upon death or qualified disability. All RSUs and stock options granted between 2010 and 2012 also vest when an employee with 10 years or more of service retires after reaching age 55.

(4)

In 2014, Mr. Tanner was awarded 23,101 RSUs in connection with his employment agreement entered into in 2007. Pursuant to that agreement and a subsequent related award of additional RSUs, he is entitled to receive annual RSU awards from 2012 through 2016, contingent upon his continued employment with the Company. The awards, which are granted pursuant to our 2007 Plan, are made on December 1 of each award year and vest one year after grant. Provided he continues his employment, Mr. Tanner would be entitled to receive awards of 23,101 RSUs in each of 2015 and 2016. See “Agreements with our Named Executive Officer or our Directors — Agreements with Gregg A. Tanner” for more information regarding these awards.

(5)

Includes STI and the 2014 Dean Cash awards. Amounts earned in 2014 pursuant to the 2014 STI Plan are included in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. The 2014 Dean Cash awards vest on December 31, 2016; amounts earned in respect of the 2014 awards will be reflected in the NEO’s 2016 compensation.

(6)

Reflects possible payout range of 2014 CPU awards. Actual amounts payable with respect to the 2014 CPU awards could range from 0% to 200% of the amounts set forth in the Target and Maximum CPU Awards column above. If the Company’s Bank EBITDA falls between 80% to 90% of target, the awards will be paid out between 0% to 50%. Below 80% of target Bank EBITDA, no amounts are payable under the 2014 CPUs. No payments will be made with respect to the 2014 CPU awards until the 3-year CPU Performance Cycle has been completed and the participant has remained employed by the Company through December 31 2016, the end of the CPU Performance Cycle. However, in accordance with the applicable disclosure requirements, the portion of the 2014 CPU awards accrued based on the achievement of the performance criteria for 2014 is reported in the Summary Compensation Table above. See “Compensation Discussion and Analysis—Components of our Executive Compensation and Benefits Programs—Long-Term Incentive Compensation” for a description of the performance measures for the CPUs.

(7)

Please refer to the table captioned “Estimated Payments Upon a Qualified Termination” for information regarding payments pursuant to these awards, if any, that were made to Mr. Devine in connection with his separation from the Company in 2014.

The following table presents all outstanding equity awards held by our NEOs as of December 31, 2014.

Outstanding Equity Awards at 2014 Fiscal Year-End(1)(2)

Name			Option Awards(3)				Stock Awards(4)
	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Gregg A. Tanner	12/01/2014		0	0	—	—	23,101	447,697	0	0
	02/13/2014		0	0	—	—	107,143	2,076,431	0	0
	02/15/2013		0	0	—	—	80,514	1,560,361	0	0
	11/15/2012	(5)	0	0	—	—	32,317	626,303	0	0
	02/17/2012		60,776	30,886	10.44	02/17/2022	21,331	413,395	0	0
	02/18/2011		63,102	0	8.96	02/18/2021	0	0	0	0
	02/12/2010		36,249	0	12.60	02/12/2020	0	0	0	0
	02/13/2009		69,307	0	17.36	02/13/2019	0	0	0	0
	01/15/2008		69,307	0	21.96	01/15/2018	0	0	0	0
	11/06/2007		249,539	0	23.08	11/06/2017	0	0	0	0

TOTAL			548,280	30,386			264,406	5,124,187

Chris Bellairs	11/12/2014		0	0	—	—	27,712	537,059	0	0
	02/13/2014		0	0	—	—	21,601	418,627	0	0
	02/15/2013		0	0	—	—	18,396	356,514	0	0
	11/15/2012		0	0	—	—	3,462	67,094	0	0
	02/17/2012		20,258	10,129	10.44	02/17/2022	7,110	137,792	0	0
	02/18/2011		14,986	0	8.96	02/18/2021	0	0	0	0
	02/12/2010		6,971	0	12.60	02/12/2020	0	0	0	0
	02/13/2009		9,818	0	17.36	02/13/2019	0	0	0	0
	07/01/2008		18,944	0	16.66	07/01/2018	0	0	0	0

TOTAL			70,977	10,129			78,281	1,517,086

Kimberly Warmbier	08/13/2014		0	0	—	—	23,719	459,674	0	0
	02/13/2014		0	0	—	—	14,401	279,091	0	0
	02/15/2013		0	0	—	—	9,740	188,761	0	0
	11/15/2012		0	0	—	—	1,154	22,365	0	0
	06/01/2012		10,712	5,356	13.30	06/01/2022	3,760	72,869	0	0

TOTAL			10,712	5,356			52,774	1,022,760

C. Shay Braun	11/12/2014		0	0	—	—	22,348	433,104	0	0
	02/13/2014		0	0	—	—	14,401	279,091	0	0
	10/15/2013		0	0	—	—	116	2,248	0	0
	02/15/2013		0	0	—	—	8,116	157,288	0	0
	02/17/2012		15,194	7,596	10.44	02/17/2022	5,332	103,334	0	0
	02/18/2011		13,145	0	8.96	02/18/2021	0	0	0	0
	02/12/2010		11,153	0	12.60	02/12/2020	0	0	0	0
	02/13/2009		11,551	0	17.36	02/13/2019	0	0	0	0
	01/15/2008		20,445	0	21.96	01/15/2018	0	0	0	0

TOTAL			71,488	7,596			50,313	975,065

Brian Murphy	11/12/2014		0	0	—	—	17,878	346,476	0	0
	02/13/2014		0	0	—	—	10,081	195,370	0	0
	09/30/2013		0	0	—	—	1,511	29,283	0	0

TOTAL			0	0			29,470	571,129

Martin J. Devine(6)	01/15/2008		11,551	0	21.96	01/15/2018	0	0	0	0
	02/12/2007		16,974	0	26.06	02/12/2017	0	0	0	0
	01/13/2006		11,881	0	22.22	01/13/2016	0	0	0	0

TOTAL			40,406	0			0	0	0	0

(1)	The amounts shown reflect outstanding equity awards granted under our 1989 Plan, our 1997 Plan and our 2007 Plan.

(2)

Numbers shown in the table include adjustments made in connection with the spin-offs of TreeHouse Foods, Inc. and WhiteWave, the August 2013 Reverse Stock Split and previous stock splits and reflect adjustments as a result of the $15 per share special cash dividend paid on April 2, 2007.

(3)	Generally, stock option awards vest one-third on the first anniversary of grant, one-third on the second anniversary of grant, and one-third on the third anniversary of grant, unless otherwise noted.

(4)	Each RSU represents the right to receive one share of Dean Foods common stock in the future. RSUs have no exercise price. The RSUs vest ratably over three years.

(5)	Denotes promotional grant of RSUs, with vesting occurring ratably over three years subject to accelerated vesting.

(6)

Pursuant to the terms of his severance agreement, Mr. Devine received a cash payment in an amount equal to the in-the-money value of all outstanding and unvested long-term incentive awards that would vest up to 24 months following the date of severance based on the average closing price of the Company’s stock for 30 days immediately following the date of severance. All outstanding and unvested long-term incentive awards were cancelled as of the date of severance.

The following table presents all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by our NEOs during 2014.

Option Exercises and Stock Vested in Fiscal Year 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Gregg A. Tanner	—	—	132,952	2,062,179
Chris Bellairs	—	—	23,558	351,038
Kimberly Warmbier	—	—	9,784	156,008
C. Shay Braun	—	—	14,433	209,857
Brian Murphy	—	—	756	10,017
Martin J. Devine	121,532	526,693	26,927	393,152

(1)

The value realized upon exercise of stock option awards is equal to the difference between the closing price of Dean Foods common stock on the exercise date and the exercise price of the options, multiplied by the number of shares acquired upon exercise of the stock options. All amounts are shown prior to the surrender of shares, if any, to cover exercise price or taxes in connection with an exercise of options.

(2)

Where appropriate, these amounts were adjusted for the WhiteWave Spin-Off and the August 2013 Reverse Stock Split. The original number of shares related to these awards were: Mr. Tanner, 118,200; Mr. Bellairs, 20,396; Mr. Braun, 12,503; Mr. Murphy, 756; Ms. Warmbier, 8,471; and Mr. Devine, 23,313.

(3)	The value realized upon vesting is equal to the closing price of Dean Foods common stock on the vesting date multiplied by the number of units vesting.

Deferred Compensation Plan

U.S.-based employees of the Company with a base compensation in excess of $150,000, including the NEOs, may defer all or a portion of their salary and bonus each year into the Company’s Deferred Compensation Plan, which is a tax deferred plan. The balances in the deferred compensation accounts are unsecured general obligations of the Company. This program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. Under the plan, the Company contributes an annual restoration benefit to the plan account of any participant whose ability to receive Company contributions under the 401(k) plan is reduced due to their deferral of salary and bonus. The Company made no such contributions to the plan accounts of the NEOs in 2014. Messrs. Braun and Devine elected to defer salary and bonus, if any, pursuant to this plan and have accumulated deferred compensation pursuant to the plan as set forth in the following table.

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(3)
C. Shay Braun	70,331	—	2,817	43,016	333,695
Martin J. Devine	0	—	56,127	40,189	882,838

(1)

Contributions made into the Deferred Compensation Plan by Mr. Devine in 2012, 2013 and 2014 and by Mr. Braun in 2014 are reflected in the Salary and/or Bonus columns, as applicable, in the Summary Compensation Table on page 65 of this Proxy Statement.

(2)

These amounts represent the earnings realized on the participant’s account balances during 2014. Annual earnings realized on the participant’s account balance are not reflected in the Summary Compensation Table on page 65 of this Proxy Statement.

(3)	The aggregate balance in the table represents the cumulative contributions and earnings (net of any distributions) for the life-to-date period of the participant’s Deferred Compensation Plan account.

Executive Officer Severance

We maintain two severance plans for our U.S.-based executive officers, depending on the circumstances that result in their termination. The Severance Plan is applicable in the event of certain involuntary terminations. In 2013, due to the changes in our executive team, all of our NEOs entered into new CIC Agreements which are applicable in the event of a qualifying termination following a change in control. The following is a description of the benefits that may be paid to the executive officers pursuant to the Severance Plan and the CIC Agreements. An executive officer may not receive benefits under both plans.

Potential Benefits Upon a Change in Control

We have entered into agreements with our NEOs, pursuant to which we must, in the event of a change in control and a subsequent qualifying termination (as defined below) provide the following:

•

pay each of the NEOs a lump sum of cash equal to three times (two times with respect to Messrs. Braun and Murphy) the sum of his or her (a) base annual salary plus (b) target bonus for the year in which the termination occurs;

•	plus a prorated bonus for the portion of the year served prior to termination;

•	pay each of the NEOs the unvested balance of his or her 401(k) account, plus three times (two times with respect to Messrs. Braun and Murphy) his or her most recent annual Company match;

•	continue the NEO’s insurance benefits for two years; and

•	provide certain outplacement services.

In addition, all unvested awards vest in full upon a change in control. With respect to CPU awards, the amount is prorated based on the date of the change in control using that date as the performance measurement date.

Pursuant to the CIC Agreements, a “change in control” means (1) any person who becomes the “beneficial owner,” as such term is defined in the Exchange Act, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; (2) individuals who currently serve on the Board, or whose election to the Board or nomination for election to the Board was approved by a vote of at least two-thirds of the directors who either currently serve on the Board, or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; (3) the Company or any subsidiary of the Company shall merge with or consolidate into any other corporation, other than a merger or consolidation that would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding immediately thereafter securities representing more than 60% of the combined voting power of the voting securities of the Company or such surviving entity (or its ultimate parent, if applicable) outstanding immediately after such merger or consolidation; or (4) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, or such a plan is commenced.

Pursuant to the CIC Agreements, a qualifying termination means a termination of employment by the Company or its successor without cause, within thirteen months following a change in control or by the executive officer with good reason. Pursuant to the CIC Agreements, “cause” means the executive officer’s: (i) willful and intentional material breach of the CIC Agreement, (ii) willful and intentional misconduct or gross negligence in the performance of, or willful neglect of, the executive officer’s duties which has caused material injury (monetary or otherwise) to the Company, or (iii) conviction of, or plea of nolo contendere to a felony. “Good reason” means any of the following occurring prior to the first anniversary of a change in control: (1) (i) Any material reduction in the amount of the executive’s annual pay, (ii) any material reduction in the amount of executive’s other incentive compensation opportunities, or (iii) any significant reduction in the aggregate value of the executive’s benefits as in effect from time to time (unless in the case of either (ii) or (iii), such reduction is pursuant to a general change in compensation or benefits applicable to all similarly situated employees of the Company and its affiliates); (2) (i) the removal of the executive from the executive’s position of the ultimate parent of the business of the Company or (ii) any other significant reduction in the nature or status of the executive’s duties or responsibilities; (3) transfer of the executive’s principal place of employment to a metropolitan area other than that of the executive’s place of employment immediately prior to the Change in Control; or (4) failure by the Company to obtain an assumption agreement prior to the effectiveness of any succession referred to therein.

The CIC Agreements also contain:

•	a covenant pursuant to which the executives have agreed not to compete with us for two years after termination;

•	a confidentiality provision pursuant to which the executives have agreed not to divulge any of our confidential information; and

•	agreements not to solicit any of our employees for two years after termination.

None of our NEOs had tax gross-up provisions in their CIC Agreement as of December 31, 2014.

If a change in control occurred as of December 31, 2014, and the rights of our NEOs serving as such on December 31, 2014, under the agreements had been triggered, they would have received approximately the following:

Estimated Payments Upon Termination Following a Change in Control

Name	Severance Amount ($)(1)	Early Vesting of RSUs ($)(2)	Early Vesting of Stock Options ($)(3)	Early Vesting of CPU Awards ($)(4)	Early Vesting of Dean Cash ($)(5)	Other ($)(6)	Total ($)
Gregg A. Tanner	8,231,200	5,124,188	271,651	1,494,200	—	72,000	15,193,239
Chris Bellairs	2,728,200	1,517,086	90,553	324,750	—	72,000	4,732,589
Kimberly Warmbier	2,045,474	1,022,760	32,564	189,084	—	72,000	3,361,882
C. Shay Braun	1,437,876	975,066	67,908	86,464	220,313	47,000	2,834,627
Brian Murphy	1,068,884	571,129	—	39,449	109,375	47,000	1,835,837

(1)

This amount represents three times, or two times in the case of Messrs. Braun and Murphy, the sum of the NEO’s base salary in effect at the time of the termination, the target annual incentive payment and the aggregate matching contributions payable to the NEO’s 401(k) account plus the balance of the unvested portion of the Company 401(k) account.

(2)	This amount represents the payout of all unvested RSUs based on the Company’s closing stock price on December 31, 2014.

(3)	This amount represents the payout of all unvested stock options based on the Company’s closing stock price on December 31, 2014.

(4)

Assumes that the change in control occurred on December 31, 2014 but prior to the completion of the 2014 annual performance cycle. Unvested CPUs would be paid based on actual accruals for completed performance periods and at target (100%) with respect to the 2014 annual performance period, as follows:

Accruals for Annual Performance Periods *% of target based on the Company’s performance against Bank EBITDA as of the end of the annual performance period
Award	2013 Actual*	2014 Deemed	2015 Projected	2016 Projected
2013 CPU	41%	100%	0%
2014 CPU		100%	0%	0%

The payout of unvested CPUs based on actual accruals for the 2013 and 2014 performance periods, which were 41% and 0%, respectively, is reflected in the table below entitled “Estimated Payments Upon a Qualified Termination”.

(5)

This represents 100% of Dean Cash awards that were made to the eligible NEOs in 2013 and 2014 and scheduled to vest on December 31 of 2015 and 2016, respectively. This amount does not include Dean Cash awards made in 2012 that vested on December 31, 2014.

(6)	This amount represents the value of outplacement services and medical coverage.

Executive Severance Pay Plan

The Severance Plan provides severance benefits to certain designated officers, including the NEOs, who are involuntarily terminated, other than for cause (as defined below), or who voluntarily terminate their employment for good reason (as defined below). Generally, the executive officer will be entitled to receive a payment in an amount up to two times (depending on the executive’s title) the sum of his or her base salary and target bonus, plus a pro rata portion of his or her target bonus for the fiscal year in which the termination occurs. The Severance Plan Administrator may impose certain conditions on a participant’s right to receive benefits under the plan including the execution of a release of claims. In addition, participants receive a cash payment for the in-the-money value of all outstanding and unvested long-term incentive awards that would vest up to 36 months for the CEO, up to 24 months for executive vice president level participants, and up to 18 months for senior vice president level participants, following the date of severance based on the average closing price of the Company’s stock for 30 calendar days immediately following the date of severance; however, the unaccrued portion of cash-based awards and stock-based awards whose payment is based upon the satisfaction of certain performance criteria will be valued based on the measurement of the performance criteria as of the end of the calendar year in which the date of severance occurs, unless otherwise expressly provided in the terms of the award. The participant would also be entitled to additional payments which may be used to pay COBRA health benefits and to obtain outplacement services.

Under the Severance Plan, “cause” means the following: (i) the executive officer’s conviction of any crime deemed by the Company to make the executive officer’s continued employment untenable; (ii) the willful and intentional misconduct or negligence that has caused or could reasonably be expected to result in material injury to the business or reputation of the Company; (iii) the conviction of or plea of guilty or of nolo contendere to a crime constituting a felony, (iv) the breach by the executive officer of any written covenant or agreement with the Company; or (v) the executive officer’s failure to comply with or breach of the Company’s “code of conduct” from time to time. “Good reason” means a termination of a participant’s employment by such participant following the occurrence of one or more of the following events: (i) a material reduction in the participant’s annual base salary or target annual bonus opportunity (unless a similar reduction is applied broadly to similarly situated employees), (ii) a material reduction in the scope of a participant’s duties and responsibilities, or (iii) the relocation of the participant’s principal place of employment to a location that is more than 50 miles from such prior location of employment.

In November 2010, the Severance Plan was amended to include all forms of LTI compensation that may be awarded to participants in the future, including the Company’s CPUs. This change ensures that all components of LTI compensation will be included in a participant’s severance calculation.

In November 2012, the Compensation Committee determined that any amounts payable to an officer under the Severance Plan that are attributable to CPUs granted in 2011 or 2012 shall be deemed, as of the date of severance, to have a TSR resulting in a 200% payout for each of the 2011, 2012 and 2013 performance periods and a TSR resulting in a 100% payout for the 2014 performance period.

In the event the rights of the NEOs under the Severance Plan had been triggered as of December 31, 2014, absent a change in control, they would have received approximately the amounts set forth in the following table. The amounts in the table below reflect payments actually made to Mr. Devine in 2014 based on his date of separation.

Estimated Payments Upon a Qualified Termination

Name	Severance Amount ($)(1)	Early Vesting of Restricted Stock ($)(2)	Early Vesting of Stock Options ($)(3)	Early Vesting of CPU Awards ($)(4)	Early Vesting of Dean Cash ($)(5)	Other ($)(6)	Total ($)
Gregg A. Tanner	5,900,000	4,952,324	251,900	254,200	—	50,000	11,408,424
Chris Bellairs	1,906,500	1,158,319	83,969	58,083	—	50,000	3,256,871
Kimberly Warmbier	1,425,000	750,474	29,083	30,750	—	50,000	2,285,307
C. Shay Braun	1,125,000	572,314	62,971	13,026	95,313	40,000	1,908,624
Brian Murphy	825,000	251,656	—	2,990	21,875	40,000	1,141,521
Martin J. Devine(7)	1,792,500	634,081	109,204	51,250	187,500	50,000	2,824,535

(1)

This amount represents two times, or one-and-a-half times in the case of Messrs. Braun and Murphy, the sum of the NEO’s base salary in effect at the time of the termination and the target annual incentive payment.

(2)

This amount represents the payout of RSUs scheduled to vest in a specified period (36 months with respect to Mr. Tanner, 24 months with respect to Ms. Warmbier and Mr. Bellairs, and 18 months with respect to Messrs. Braun and Murphy) following December 31, 2014, in accordance with the terms of our Severance Plan, based on the average of the Company’s closing stock price for 30 calendar days following December 31, 2014.

(3)

This amount represents the payout of stock options scheduled to vest in a specified period (36 months with respect to Mr. Tanner, 24 months with respect to Ms. Warmbier and Mr. Bellairs, and 18 months with respect to Messrs. Braun and Murphy) following December 31, 2014, in accordance with the terms of our Severance Plan, based on the average of the Company’s closing stock price for 30 calendar days following December 31, 2014.

(4)

This amount represents the payout of all unvested CPUs, with one-third of the 2013 CPU award being paid out at 41% of target (based on the Company’s performance against Bank EBITDA as of December 31, 2013) and the remaining two-thirds of the 2013 CPU award and all of the 2014 CPU award being paid out at 0% (based on the Company’s performance against Bank EBITDA as of December 31, 2014, the end of the calendar year in which the severance was deemed to have occurred).

(5)

This amount represents the payout of the Dean Cash awards that were made to the eligible NEOs in 2013 and 2014 and scheduled to vest in a specified period (18 months with respect to Messrs. Braun and Murphy and 24 months with respect to Mr. Devine). This amount does not include Dean Cash awards made in 2012 that vested on December 31, 2014.

(6)	This amount represents the value of outplacement services and medical coverage for the NEOs.

(7)

Mr. Devine separated from the Company effective November 1, 2014. The amounts in the table above reflect payments actually made to Mr. Devine based on his date of separation and reflect pro-rata payments of his 2014 STI Plan total target amounts as part of his severance amounts.

Agreements with our Named Executive Officers or our Directors

We have executed a CIC Agreement with each of our NEOs that provides for certain payments upon a change in control as defined in the agreement. The CIC Agreement is in the form of those provided to our other executive officers, the terms and conditions of which are described under the heading, “Executive Officer Severance—Potential Benefits Upon a Change In Control.” None of the CIC Agreements with our NEOs include an excise tax gross-up provision.

In addition, the CIC Agreements contain a covenant pursuant to which the NEO has agreed not to compete with us or solicit any of our customers or employees, or interfere with our customer relationships, for two years following his or her termination and that he or she would keep the Company’s proprietary information confidential.

Agreements with Gregg A. Tanner. On February 25, 2013, we entered into a letter agreement with Mr. Tanner relating to his service as CEO effective October 31, 2012. Pursuant to the agreement, we agreed to pay Mr. Tanner an annual salary of $1,000,000, to be reviewed annually by the Compensation Committee. The letter notes that Mr. Tanner was granted RSUs with an aggregate grant date fair value of approximately $1.4 million on November 15, 2012. Pursuant to his letter agreement, Mr. Tanner will continue to be eligible for benefits under the Company’s Severance Plan as described under the heading “Executive Officer Severance—Executive Severance Pay Plan,” as well as the Company’s Deferred Compensation Plan. We also agreed to provide certain other benefits to Mr. Tanner, including paid time off, and Mr. Tanner is eligible for those benefits offered to all employees generally, including 401(k) and health insurance.

We previously entered into a letter agreement with Mr. Tanner dated October 23, 2007, pursuant to which we offered him the position of Executive Vice President and Chief Supply Chain Officer. We agreed to pay him an annual salary of $525,000, to be reviewed annually by the Compensation Committee, and a one-time signing bonus of $400,000, less payroll taxes. In addition, we agreed to pay Mr. Tanner an additional one-time signing bonus of $175,000, less payroll taxes, within 30 days of December 31, 2008, provided that he was employed by us on December 31, 2008.

Upon commencement of his employment with the Company in 2007, Mr. Tanner was granted options to purchase 60,000 shares of our common stock, with an exercise price equal to the closing market value on Mr. Tanner’s hire date. The options vested on each anniversary of the grant date in equal annual installments over a three-year period. He was also granted 24,000 RSUs, which vested on each anniversary of the grant date in equal annual installments over a five-year period. In addition, upon commencement of his employment, Mr. Tanner was granted an additional number of stock options having a Black-Scholes grant date value of $1.1 million, and RSUs with an approximate grant date fair value of $600,000. Each of these grants have terms and conditions equivalent to the initial grants described above. Finally, Mr. Tanner received five annual grants of 5,000 RSUs per year until November 1, 2011, for a total of 25,000 RSUs. The first grant was made on December 17, 2007, and the remaining grants were made on the first of the month following the anniversary of Mr. Tanner’s employment date. Each of these five grants vested on November 1, 2012. Mr. Tanner will also receive five annual grants of 5,000 restricted shares each year from 2012 through 2016. The original grant was for a total of 25,000 RSUs, but this amount was subsequently adjusted for the WhiteWave Spin-Off and the August 2013 Reverse Stock Split. He is entitled to receive these grants each year on the first of the month following the anniversary of his employment date. Each of these grants will vest one year after their issue date. Mr. Tanner must be employed by the

Company on the date of issue in order to receive these annual grants of RSUs. In addition, on October 6, 2010, the Compensation Committee of the Board of Directors approved additional grants of RSUs, in connection with his 2007 letter agreement, to compensate Mr. Tanner for retirement benefits he surrendered upon accepting employment with the Company. He is entitled to receive these grants on December 1 of each year from 2010 through 2016. The original grant was for a total of 111,000 RSUs, but this amount was subsequently adjusted for the WhiteWave Spin-Off and the August 2013 Reverse Stock Split. The 2010 and 2011 grants vested 11 months after their issue date, while each of the remaining grants will vest one year after their issue date.

Agreements with Chris Bellairs. On February 25, 2013, we entered into a letter agreement with Mr. Bellairs pursuant to which we appointed him to the position of Executive Vice President, Chief Financial Officer Designate effective as of November 7, 2012 and to the position of Executive Vice President and CFO effective March 1, 2013. Pursuant to this letter agreement, we agreed to pay Mr. Bellairs an annual salary of $465,000, to be reviewed annually by the Compensation Committee, and granted Mr. Bellairs RSUs with an approximate value of $150,000 (which vest over a three-year period) in connection with his promotion. Pursuant to the letter agreement, Mr. Bellairs is eligible for benefits under the Severance Plan and agreed to waive any potential rights he may have to terminate his employment for “good reason” under such plan in connection with the Morningstar divestiture, the WhiteWave IPO and the WhiteWave Spin-Off.

Agreements with Kimberly Warmbier. On February 25, 2013, we entered into a letter agreement with Ms. Warmbier pursuant to which we appointed her to the position of Executive Vice President, Chief Human Resources Officer effective as of October 31, 2012. Pursuant to this letter agreement, we agreed to pay Ms. Warmbier an annual salary of $375,000, to be reviewed annually by the Compensation Committee, and granted her RSUs with an approximate value of $50,000 (which vest over a three-year period) in connection with her promotion. Pursuant to the letter agreement, Ms. Warmbier is eligible for benefits under the Severance Plan and agreed to waive any potential rights she may have to terminate her employment for “good reason” under such plan in connection with the Morningstar divestiture, the WhiteWave IPO and the WhiteWave Spin-Off.

Agreements with C. Shay Braun. On October 15, 2013, we entered into a letter agreement with Mr. Braun pursuant to which we appointed him to the position of Senior Vice President, Operations and Procurement effective as of September 30, 2013. Pursuant to this letter agreement, we agreed to pay Mr. Braun an annual salary of $375,000, to be reviewed annually by the Compensation Committee, and granted him RSUs with an approximate value of $3,131 (which vest over a three-year period) in connection with his promotion. Pursuant to the letter agreement, Mr. Braun is eligible for benefits under the Severance Plan.

Agreements with Brian Murphy. On September 11, 2013, we entered into a letter agreement with Mr. Murphy pursuant to which we appointed him to the position of Senior Vice President, Chief Information Officer effective as of September 30, 2013. Pursuant to this letter agreement, we agreed to pay Mr. Murphy an annual salary of $300,000, to be reviewed annually by the Compensation Committee, and granted him RSUs with an approximate value of $43,753 (which vest over a three-year period) in connection with his promotion. Pursuant to the letter agreement, Mr. Murphy is eligible for benefits under the Severance Plan.

PROPOSAL 4

Stockholder Proposal - GMO Reporting

Dale Wannen, President of Sustainvest Asset Management, LLC, a beneficial owner of 177 shares of our common stock, has notified us that it intends to present a proposal at the 2015 Annual Meeting. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after the proposal.

Proponent’s Proposed Resolution

WHEREAS: Dean Foods uses genetically modified (GMO) ingredients in its products. Genetic engineering is the direct manipulation of an organism’s genome using biotechnology. For thousands of years, mankind has modified plants through grafting, artificial selection, and without the use of genetic engineering. Transgenic DNA produced through modern genetic engineering is not found in natural foods and was not in the food supply of previous generations of mankind. Americans have the right to know what they are eating. U.S. law does not require the labeling of patented biotechnology in foods sold in grocery stores. The Company stands by its products and believes they are safe.

Due to the uncertainty regarding the potential negative side effects of genetic engineering on humans, animals, and the environment, it is imperative that the Company be transparent with customers concerning our labeling efforts. Transparency provides consumers the power to decide what kind of foods are grown on farms and served on dinner tables. Over 60 countries around the world have regulations concerning the labeling of foods produced using genetic engineering. In 2013, there was legislation introduced in over two dozen U.S. state legislatures concerning the labeling of foods created using genetic engineering. The state legislatures of Connecticut and Maine have passed legislation requiring foods sold in those states to be labeled if they were produced using genetic engineering, but only after 4 or more other New England states pass similar legislation.

Resolved, the shareholders request that our Board of Directors prepare a report, at reasonable expense and omitting proprietary information, assessing any material financial risks or operational potential impacts on the Company in order to work with the FDA or any other respective association to develop food labeling guidelines for American consumers that discloses whether genetic engineering was used to produce the food.

The report shall be available by December 2015 and be posted online on our Company’s website.

Proponent’s Supporting Statement

Will genetically modified foods provide us with new health benefits or make us ill from allergic reactions and increased antibiotic resistance? Will it feed the world’s poor as major corporations claim, or make the poor more dependent on patented seeds and food monopolies? Will it create more weed- and pest–resistant plants or create “superweeds” and “superpests” that will need even stronger poisons to kill them?

We believe that GMOs involves social, economic and environmental risks. Our company should become a leader, not a laggard, in the sector and take a leadership role regarding the sale and/or inclusion of genetically engineered crops and foods. Failure to do so could leave our company financially liable and at risk of damage to the brands and reputation, should detrimental effects to public health or the environment appear in the future.

Our Board of Directors unanimously recommends that stockholders vote AGAINST this proposal for the following reasons:

Dean Foods is committed to ensuring that our products adhere to the highest standards of food safety and quality. We are proud to offer a wide range of wholesome and delicious dairy products that provide essential nutrients to our consumers. We are also leaders in transparency, ensuring that consumers know about the ingredients in our products. Dean Foods takes great care to label all of its products clearly, accurately, and in accordance with applicable laws and regulations. We fully believe that our current efforts regarding foods developed through biotechnology (also known as “genetically modified” or “GMOs”) and GMO labeling are appropriate for our circumstances. In contrast, this shareholder resolution would work at cross purposes with the current pro-consumer initiatives on GMO labeling that we support; be unduly burdensome to our business; and lead to misinformation and higher prices for consumers.

As a leader in our category, we already support federal legislation to establish a national uniform voluntary labeling standard for food and beverage products made without GMOs. A federal voluntary labeling standard would promote transparency in the marketplace, while avoiding the high cost and confusion of other approaches such as mandatory labeling or state-level legislation. It would ensure that when consumers wish to purchase products made without GMOs, they are able to do so with confidence.

Dean Foods supports USDA’s current system of certifying products that meet the standards of its National Organics Program. For consumers seeking products that do not intentionally contain GMOs, they already have the option to purchase foods bearing the organic label. In addition, a private marketplace has already been created for food companies that wish to label products as “non-GMO,” without meeting the full requirements for organic certifications. For instance, the Non-GMO Project is a non-profit organization that verifies products that meet its standards for labeling as Non-GMO Project Verified. These types of programs – which ensure the integrity of products voluntarily labeled as “non-GMO” or “organic” – allow agricultural producers, processors, and consumers to opt in to the costs and burdens of their choice, while allowing everyone else to maintain the freedom to choose other production techniques.

Unlike voluntary labeling, mandatory labeling would place a significant burden on the entire food chain. Tracing each food source would be expensive and time-consuming at best, and logistically unreliable and therefore misleading at worst. The U.S. Food & Drug Administration (FDA) estimates that approximately 90% of corn and soybeans planted in the U.S. contain GMOs. If mandatory labeling were to be imposed at the state level, consumers will face even greater confusion – and the food industry even greater costs – as each state’s labeling requirements, definitions, and enforcement standards might differ from the requirements in other states.

Additionally, mandatory labeling would create an unnecessary stigma for foods that the federal government has deemed safe and not materially different from those without GMOs. Health officials at the FDA, the U.S. Department of Agriculture, the U.N. World Health Organization, the U.N. Food and Agriculture Organization, and Health Canada have found GMOs to be safe and have found no negative health effects associated with their use. Experts at the American Medical Association, the National Academy of Sciences, and the British Royal Society concur that there are no health risks associated with GMO foods or ingredients. Indeed, many of these organizations strongly support the further development and adoption of foods developed through biotechnology due to their potential to increase agricultural productivity and improve the nutritional value of foods.

Thus, we believe a voluntary label at the federal level strikes the right balance between providing consumers useful information, while minimizing higher grocery costs and consumer confusion.

Finally, when thinking specifically about Dean Foods, it is important to put the issue into perspective as GMOs are not an issue for our single biggest product line – fluid white milk. Conventional white milk processed in the U.S. does not contain GMOs, and Dean Foods does not introduce GMOs into our white milk processing. Some of our flavored milks and other dairy and non-dairy products contain sweeteners and other minor ingredients derived from GMO crops; and we do not market those products as GMO free.

We encourage anyone interested in this topic to visit www.factsaboutGMOs.org. As a leading food and beverage company, Dean Foods will continue to evaluate its policies regarding the labeling of GMO ingredients in light of any changes in the scientific and regulatory environments, as well as consumer preferences.

For these reasons, our Board of Directors unanimously recommends that you vote AGAINST Proposal 4.

OTHER INFORMATION

Committee Charters/Form 10-K

We believe the charters adopted by the Audit, Compensation and Nominating/Corporate Governance Committees comply with applicable corporate governance rules of the NYSE. These charters and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, as filed with the SEC, are available on our Company website at www.deanfoods.com. Stockholders may also contact Investor Relations at 2711 North Haskell Avenue, Suite 3400, Dallas, Texas 75204 or at 800.431.9214 to obtain copies of the Committee charters or our Form  10-K without charge.

EQUITY COMPENSATION PLAN INFORMATION

Our equity compensation plans have been approved by our stockholders. In addition, from time to time we grant “inducement grants,” as such term is defined by the NYSE, outside our approved plans as permitted by NYSE Rules. The following table contains certain information about our plans as of December 31, 2014:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	3,689,091		20.13	10,235,610	(1)(2)(3)
Equity compensation plans not approved by security holders	2,121	(4)	21.90	935,765	(5)(6)

Total	3,691,212		20.13	11,171,375

(1)	Includes 1,011,130 shares reserved for issuance upon vesting of outstanding RSUs.

(2)

Subsequent to December 31, 2014, the Compensation Committee granted RSUs in connection with our annual long-term incentive award grant cycle. These grants were made under the 2007 Plan and accordingly reduced the remaining shares available for future grants under the 2007 Plan. Following these additional grants, and including stock option exercises, stock option and RSU cancellations, shares withheld for taxes on vested RSUs, and additional vesting of RSUs after the end of fiscal 2014, the following is a summary of our 2007 Plan as of March 1, 2015:

•	There are 3,545,919 shares of stock to be issued upon exercise of outstanding options, with a weighted average price of $20.19 and a weighted average remaining term of 2.86 years.

•	There are 1,131,484 shares of stock to be issued upon vesting of outstanding RSUs.

•	The number of shares available for future grants under the 2007 Plan is 9,659,530, of which approximately 5,784,149 shares can be granted as RSUs or restricted stock awards.

(3)

Pursuant to the amendment to the 2007 Plan approved by stockholders on May 15, 2013 (the “Amendment”), the design of the 2007 Plan changed from one under which limits were placed on the number of shares that could be granted with respect to awards other than stock options and stock appreciation rights (“Full Value Awards”) to one under which all awards may be granted from a fungible share pool. As provided in the Amendment, effective May 15, 2013, each share subject to any Full Value Award that is granted from the pool of available shares counts against the 2007 Plan’s share authorization as though 1.67 shares of the Company s stock had been awarded. As of December 31, 2014, the number of securities remaining available for future issuances (i) 10,235,610, if awarded as option grants, or (ii) 6,129,107, if awarded as Full Value Awards.

(4)

Consists of stock options issued as inducement grants. The stock options generally vest over three years and will expire on the tenth anniversary of the date of grant. The stock options are generally subject to the same terms and conditions as those awarded pursuant to the plans approved by stockholders.

(5)	Reflects 2,121 shares reserved for issuance upon exercise of outstanding options.

(6)

Remaining shares authorized for issuance as inducement grants which represent 1,759,000 shares registered with the SEC on June 30, 2006, less those previously issued, plus incremental adjustments for the spin-off of TreeHouse Foods, Inc., the special cash dividend paid on April 2, 2007, the WhiteWave Spin-Off and the August 2013 Reverse Stock Split.

DEFINITIONS

1989 Plan: the Company’s 1989 Stock Awards Plan

1997 Plan: the Company’s 1997 Stock Option and Restricted Stock Plan

2007 Plan: the Dean Foods Company 2007 Stock Incentive Plan

2014 Annual Meeting of Stockholders or 2014 Annual Meeting: Dean Foods Annual Meeting of Stockholders held on May 14, 2014

2015 Annual Meeting of Stockholders or 2015 Annual Meeting: Dean Foods Annual Meeting of Stockholders held on May 13, 2015

2014 STI Plan: the 2014 Short-Term Incentive Compensation Plan

2015 STI Plan: the 2015 Short-Term Incentive Compensation Plan

401(k) Plan: the Dean Foods 401(k) plan

Abstentions: Proxies that are received but marked as “abstained” with respect to any one proposal or all proposals. Abstentions represent shares entitled to vote

Alliance: Alliance Advisors, LLC serves as the Company’s proxy solicitor. Representatives of Alliance will serve as the inspectors of election at the 2015 Annual Meeting

Annual Report to Stockholders or 2014 Annual Report: Dean Foods’ Annual Report to Stockholders for fiscal 2014

August 2013 Reverse Stock Split: the reverse stock split of the Company’s issued common stock by a ratio of 1-for-2 effected August 26, 2013

Bank EBITDA: generally defined with respect to the Company as adjusted operating income plus depreciation and amortization plus all non-cash expenses as determined under the Company’s revolving credit facilities

Beneficial Owner: you are a beneficial owner if, on the Record Date, your shares were held in an account at a broker, bank or other financial institution; your broker or other nominee is the Stockholder of Record of such shares

Board: the Board of Directors of Dean Foods Company

Board Committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating/Corporate Governance Committee

Broker Non-Vote: a “Broker Non-Vote” occurs when a bank, broker or other holder of record holding shares for a Beneficial Owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular proposal and has not received instructions from the Beneficial Owner

Bylaws: the amended and restated bylaws of Dean Foods, effective as of May 15, 2014

CD&A: the Compensation Discussion and Analysis included in this Proxy Statement

CEO: Chief Executive Officer of the Company

CFO: Chief Financial Officer of the Company

CIC Agreement: a Change-in-Control Agreement with the Company

CPU: cash performance unit, a form of LTI compensation. For award features, see page 56

Dean Cash: deferred cash award, a form of LTI compensation. For award features, see page 58

Dean Foods, our Company, the Company, “we,” “our” or “us:” Dean Foods Company, a Delaware corporation and, where the context requires, its consolidated subsidiaries

Deferred Compensation Plan: the Dean Foods Amended and Restated Executive Deferred Compensation Plan

Executive Officers: officers of Dean Foods designated by the Board as executive officers (as defined by Rule 3b-7 under the Exchange Act). Dean Foods has certain disclosure obligations with respect to its Executive Officers and the Executive Officers must report certain transactions in the Company’s equity securities under Section 16 of the Exchange Act

Executive LTD: Executive Long-Term Disability Plan for the Company’s executive officers and other key employees

Exchange Act: the Securities and Exchange Act of 1934

FAS ASC Topic 718: Financial Accounting Standards related to “Compensation – Stock Compensation.”

Independent Directors: the Company’s directors who have been determined by the Board to have no material relationships with Dean Foods pursuant to the standards set forth in the NYSE Rules and, as to members of the Audit Committee, who meet the requirements of Section 10A of the Exchange Act and Rule 10A-3 under the Exchange Act and, as to members of the Compensation Committee, who meet the requirements of Section 10C of the Exchange Act and Rule 10C-1 under the Exchange Act

Internal Revenue Code: the Internal Revenue Code of 1986, as amended

LTI: long-term incentive compensation

Named Executive Officer or NEO: the Company’s CEO, CFO and the next three most highly compensated executive officers other than our CEO and CFO during fiscal 2014

NYSE: The New York Stock Exchange

NYSE Rules: the NYSE’s rules for companies with securities listed for trading on the NYSE, including the continual listing requirement and rules and policies on matters such as corporate governance, stockholder communication and stockholder approval

Proxy: your legal designation of another person to vote the stock that you own

Record Date: the date for the determination of those stockholders who are entitled to notice of and to vote at our 2015 Annual Meeting of Stockholders

RSA: restricted stock award, a form of LTI compensation. For award features, see page 22

RSU: restricted stock unit, a form of LTI compensation. For award features, see page 56

SERP: the Dean Foods Company Supplemental Executive Retirement Plan, which is a nonqualified deferred compensation arrangement for our executive officers and other employees earning compensation in excess of the maximum compensation that can be taken into account with respect to the Dean Foods 401(k) plan, as set forth in the Internal Revenue Code

Severance Plan: the Company’s Amended and Restated Executive Severance Pay Plan, a copy of which is filed as Exhibit 10.1 of our Current Report on Form 8-K dated November 19, 2010

Share or Shares: a share or shares of Dean Foods Company common stock, $0.01 par value per share

STI: short-term incentive compensation

Stockholder of Record: if your shares were registered directly in your name with our transfer agent, ComputerShare, then you are the Stockholder of Record

Street Name: shares held in an account at a broker, bank or other financial institution

WhiteWave: The WhiteWave Foods Company, a former subsidiary of Dean Foods Company

WhiteWave IPO: WhiteWave’s initial public offering in the fourth quarter of 2012

WhiteWave Spinoff: the spin-off effective on May 23, 2013 of a portion of the Company’s ownership interest in WhiteWave to our stockholders

DEAN FOODS COMPANY

ANNUAL MEETING OF STOCKHOLDERS – MAY 13, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gregg A. Tanner and Marc L. Kesselman, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all of the shares of common stock of Dean Foods Company which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on Wednesday, May 13, 2015 at 10:00 a.m. Central Daylight Time, or any adjournment or postponement thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and any other matter that may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3, AND AGAINST PROPOSAL 4.

IMPORTANT – IF YOU INTEND TO VOTE BY MAILING IN THIS PROXY CARD, RATHER THAN BY INTERNET OR TELEPHONE, YOU MUST COMPLETE, SIGN, AND DATE THE REVERSE SIDE.

(Continued and to be marked, dated and signed on other side)

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.▲

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 13, 2015. Our 2015 Proxy Statement and our 2014 Annual Report to Stockholders are available at: www.viewproxy.com/deanfoods/2015

Please mark your votes like this  ☒

A.	Proposals – The Board of Directors recommends a vote FOR all of the nominees listed in Proposal 1 and FOR Proposals 2 and 3 and AGAINST Proposal 4.

1.	Election of Directors

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

01 Tom C. Davis	☐	☐	☐	04 John R. Muse	☐	☐	☐	07 Jim L. Turner	☐	☐	☐

02 Janet Hill	☐	☐	☐	05 Hector M. Nevares	☐	☐	☐	08 Robert T. Wiseman	☐	☐	☐

03 J. Wayne Mailloux	☐	☐	☐	06 Gregg A. Tanner	☐	☐	☐

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s Independent Public Accounting Firm

☐  FOR  ☐   AGAINST  ☐  ABSTAIN

3.	Advisory Vote to Approve our Executive Compensation

☐  FOR  ☐   AGAINST  ☐  ABSTAIN

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐	Please indicate if you plan to attend this meeting ☐

CONTROL NUMBER

4. Stockholder Proposal regarding GMO Reporting

☐  FOR  ☐   AGAINST  ☐  ABSTAIN

B.	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below.

Date

Signature

Signature
(Joint Owners)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone

INTERNET	TELEPHONE	MAIL
Vote Your Proxy on the Internet:	Vote Your Proxy by Phone:	Vote Your Proxy by Mail:
Go to www.cesvote.com	Call 1 (888) 693-8683
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.